Exhibit 99.2

Sonae Sierra Brazil BV SARL and Subsidiaries Consolidated Financial Statements for the Period from January 1, 2014 to April 27, 2014 (unaudited) and for the Years Ended December 31, 2013 and 2012.

INDEPENDENT AUDITORS’ REPORT

To the Shareholders, Directors and Management of

Sonae Sierra Brazil BV SARL

São Paulo - SP - Brazil

We have audited the accompanying consolidated financial statements of Sonae Sierra Brazil BV SARL and its subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income, changes in equity and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s responsibility for the consolidated financial statements

The Company’s management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards - IFRS, as issued by the International Accounting Standards Board - IASB; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of the consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with generally accepted auditing standards in the United States of America - U.S. GAAS. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Sonae Sierra Brazil BV SARL and Subsidiaries

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sonae Sierra Brazil BV SARL and its subsidiaries as of December 31, 2013  and 2012 and the results of their operations and their cash flows for the years then ended in conformity with IFRS, as issued by IASB.

Emphasis of matter

Accounting practices in conformity with IFRS, as issued by IASB, vary in certain significant respects from generally accepted accounting principles in the United States of America - U.S. GAAP. Information relating to the nature and effect of such differences is presented in note 31 to the consolidated financial statements. Our opinion is not modified with respect to this matter.

Other matter

The accompanying consolidated statements of income, comprehensive income and cash flows for the period from January 1, 2014 to April 27, 2014 and related notes were not audited, reviewed, or compiled by us and, accordingly, we do not express an opinion or any other form of assurance on them.

/s/ DELOITTE TOUCHE TOHMATSU
Auditores Independentes

March 19, 2014

São Paulo, Brasil

Sonae Sierra Brazil BV SARL and Subsidiaries

SONAE SIERRA BRAZIL BV SARL AND SUBSIDIARIES

BALANCE SHEETS AS OF DECEMBER 31, 2013

(In thousands of Brazilian reais - R$)

	Consolidated				Consolidated
ASSETS	Note	12/31/2013	12/31/2012	LIABILITIES AND EQUITY	Note	12/31/2013	12/31/2012

CURRENT ASSETS				CURRENT LIABILITIES
Cash and cash equivalents	4	429,347	687,444	Loans and financing	12	61,168	50,659
Trade accounts receivable, net	5	40,196	33,605	Debentures	13	14,903	14,603
Recoverable taxes	6	9,979	16,456	Trade accounts payable		49,812	31,460
Prepaid expenses		29	53	Taxes payable	17	7,900	65,888
Other receivables	5	6,959	4,694	Personnel, payroll taxes, benefits and rewards		10,520	9,755
Total current assets		486,510	742,252	Key money	15	8,340	6,863
				Dividends payable	18	14,433	11,935
NONCURRENT ASSETS				Payables for purchase of asset	14	21,186	49,491
Restricted investments	30	6,124	4,065	Other payables		12,318	16,116
Trade accounts receiveable, net	5	14,059	12,215	Total current liabilities		200,580	256,770
Recoverable taxes	6	18,472	8,253
Loans to condominiums	7 and 24	9,436	1,441	NONCURRENT LIABILITIES
Deferred income tax and social contribution	23	5,036	20,693	Loans and financing	12	510,495	378,669
Escrow deposits	16	11,677	9,950	Debentures	13	318,085	303,449
Other receivables	5	3,950	833	Key money	15	17,044	24,101
Investment under equity-method	8	33,375	28,530	Payables for purchase of asset	14	10,654	28,919
Investment property	10	3,946,171	3,248,095	Deferred income tax and social contribution	23	525,791	411,597
Property and equipment	9	3,163	3,495	Reserve for civil tax, labor and social security risks	16	7,913	9,439
Intangible assets	11	5,662	3,585	Accrual for variable compensation	28	1,469	1,200
Total noncurrent assets		4,057,125	3,341,155	Total noncurrent liabilities		1,391,451	1,157,374

				EQUITY	18
				Capital		48	48
				Share premium		462,540	462,540
				Earnings reserves		1,398,449	1,207,402
				Equity attributable to owners of the Company		1,861,037	1,669,990
				Noncontrolling interests		1,090,567	999,273
				Total equity		2,951,604	2,669,263

TOTAL ASSETS		4,543,635	4,083,407	TOTAL LIABILITIES AND EQUITY		4,543,635	4,083,407

The accompanying notes are an integral part of these financial statements.

Sonae Sierra Brazil BV SARL and Subsidiaries

SONAE SIERRA BRAZIL BV SARL AND SUBSIDIARIES

STATEMENTS OF INCOME

FOR THE PERIOD FROM JANUARY 1, 2014 THROUGH APRIL 27, 2014 (UNAUDITED) AND FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

(In thousands of Brazilian reais - R$)

		Consolidated
	Note	PERIOD FROM 1/1/14 TO 4/27/14 (Unaudited)	12/31/13	12/31/12
NET OPERATING REVENUE FROM RENTALS, SERVICES AND OTHER	19	97,712	275,754	256,851
COST OF RENTALS AND SERVICES	20	(24,330)	(58,715)	(43,177)

GROSS PROFIT		73,382	217,039	213,674

OPERATING INCOME (EXPENSES)
General and administrative expenses	20	(9,209)	(22,638)	(20,394)
Other tax expenses		(1,903)	(4,834)	(1,389)
Equity pick-up	8	1,003	7,945	4,821
Changes in fair value of investment property	10	—	344,318	193,586
Other operating income, net	21	956	5,621	27,801

Total operating income (expenses), net		(9,153)	330,412	204,425

OPERATING INCOME BEFORE FINANCIAL INCOME (EXPENSES)		64,229	547,451	418,099
FINANCIAL INCOME (EXPENSES), NET	22	(16,309)	(27,620)	(13,090)

INCOME BEFORE INCOME TAX AND SOCIAL CONTRIBUTION		47,920	519,831	405,009

INCOME TAX AND SOCIAL CONTRIBUTION
Current	23	(9,342)	(32,748)	(91,803)
Deferred	23	(1,902)	(129,674)	(8,754)

Total		(11,244)	(162,422)	(100,557)

NET INCOME FOR THE YEAR		36,676	357,409	304,452

NET INCOME ATTRIBUTABLE TO
Owners of the Company		23,809	232,667	182,409
Noncontrolling interests		12,867	124,742	122,043
BASIC EARNINGS PER SHARE	18.4	129	1,264	991

The accompanying notes are an integral part of these financial statements.

Sonae Sierra Brazil BV SARL and Subsidiaries

SONAE SIERRA BRAZIL BV SARL AND SUBSIDIARIES

STATEMENTS OF COMPREHENSIVE INCOME

FOR THE PERIOD FROM JANUARY 1, 2014 THROUGH APRIL 27, 2014 (UNAUDITED) AND FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

(In thousands of Brazilian reais - R$)

	Consolidated
	PERIOD FROM 1/1/14 TO 4/27/14 (Unaudited)	12/31/13	12/31/12
NET INCOME FOR THE YEAR	36,676	357,409	304,452
Other comprehensive income	—	—	—

TOTAL COMPREHENSIVE INCOME	36,676	357,409	304,452

NET INCOME ATTRIBUTABLE TO
Owners of the Company	23,809	232,667	182,409
Noncontrolling interests	12,867	124,742	122,043

The accompanying notes are an integral part of these financial statements.

Sonae Sierra Brazil BV SARL and Subsidiaries

SONAE SIERRA BRAZIL BV SARL AND SUBSIDIARIES

STATEMENTS OF CHANGES IN EQUITY FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

(In thousands of Brazilian reais - R$, except dividends per share)

					Total equity attributable to
			Share	Retained	owners of the	Noncontrolling	Total
	Note	Capital	premium	earnings	parent	interests	equity
BALANCES AS OF DECEMBER 31, 2011 (UNAUDITED)		48	467,524	1,056,438	1,524,010	904,156	2,428,166
Share premium decrease	18.2	—	(4,984)	—	(4,984)	—	(4,984)
Net income for the year		—	—	182,409	182,409	122,043	304,452
Dividends (R$170,896.74 per share)		—	—	(31,445)	(31,445)	(12,415)	(43,860)
Dividends arising from operation of Fundo de Investimento Imobiliário Shopping Parque D. Pedro and Fundo de Investimento Parque D. Pedro Shopping Center		—	—	—	—	(14,511)	(14,511)

BALANCES AS OF DECEMBER 31, 2012		48	462,540	1,207,402	1,669,990	999,273	2,669,263
Net income for the year		—	—	232,667	232,667	124,742	357,409
Dividends (R$226,192.93 per share)		—	—	(41,620)	(41,620)	(11,596)	(53,216)
Dividends arising from operation of Fundo de Investimento Imobiliário Shopping Parque D. Pedro and Fundo de Investimento Parque D. Pedro Shopping Center		—	—	—	—	(21,852)	(21,852)

BALANCES AS OF DECEMBER 31, 2013		48	462,540	1,398,449	1,861,037	1,090,567	2,951,604

The accompanying notes are an integral part of these financial statements.

Sonae Sierra Brazil BV SARL and Subsidiaries

SONAE SIERRA BRAZIL BV SARL AND SUBSIDIARIES

STATEMENTS OF CASH FLOWS

FOR THE PERIOD FROM JANUARY 1, 2014 THROUGH APRIL 27, 2014 (UNAUDITED) AND FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

(In thousands of Brazilian reais - R$)

	Consolidated
	PERIOD FROM 1/1/14 TO 4/27/14 (Unaudited)	12/31/2013	12/31/2012
CASH FLOW FROM OPERATING ACTIVITIES
Net income for the year	36,676	357,409	304,452
Adjustments to reconcile net income for the year to net cash provided by operating activities:
Depreciation and amortization	845	2,330	1,790
Residual value of property and equipment written-off	84	573	362
Gain by debentures adjustment in fair value hedge accounting	(581)	(1,982)	—
Loss with derivatives transaction in fair value hedge accounting	1,395	1,828	—
Unbilled revenue from rentals	(2,264)	(1,950)	(2,550)
Allowance for doubtful accounts receivable	2,560	2,792	2,401
Provision for (reversal of) civil, tax, labor and social security risks	396	(1,526)	(846)
Accrual for variable compensation	495	2,012	1,928
Deferred income tax and social contribution	1,902	129,674	8,754
Income tax and social contribution	9,342	32,748	91,803
Interest on loans and financing	26,025	74,928	61,223
Transaction (gains) losses on foreign exchange	895	(2,875)	1,461
Changes in fair value of investment property	—	(344,318)	(193,586)
Gain on sale of investment property	—	—	(30,578)
Equity pick-up	(1,003)	(7,945)	(4,821)
(Increase) decrease in operating assets:
Trade accounts receivable, net	6,599	(9,277)	(10,166)
Loans to condominiums	(5,586)	(7,995)	(1,113)
Recoverable taxes	(4,412)	(3,742)	309
Prepaid expenses	(106)	24	452
Escrow deposits	(164)	(1,727)	(6,221)
Other receivables	(4,490)	(5,382)	282
Increase (decrease) in operating liabilities:
Trade accounts payable	(9,563)	(10,008)	6,777
Taxes payable	(8,132)	(14,392)	(19,202)
Personnel, payroll taxes, benefits and rewards	(2,202)	(978)	442
Key money	(1,124)	(5,580)	4,938
Other payables	(4,867)	(3,799)	6,452

Cash provided by operating activities	42,720	180,842	224,743
Interest paid	(29,408)	(61,136)	(34,414)
Income tax and social contribution paid	(4,403)	(76,344)	(16,837)

Net cash provided by operating activities	8,909	43,362	173,492

CASH FLOW FROM INVESTING ACTIVITIES
Restricted investments	(531)	(2,059)	(1,894)
Acquisition or construction of investment property	(18,426)	(341,735)	(394,498)
Purchase of property and equipment	(820)	(4,014)	(1,167)
Increase in intangible assets	(1)	(634)	(511)
Proceeds from sale of investment property	—	—	238,696
Dividends received	920	3,100	2,448

Net cash used in investing activities	(18,858)	(345,342)	(156,926)

Sonae Sierra Brazil BV SARL and Subsidiaries

	Consolidated
	PERIOD FROM 1/1/14 TO 4/27/14 (Unaudited)	12/31/2013	12/31/2012
CASH FLOW FROM FINANCING ACTIVITIES
Share premium decrease	—	—	(4,964)
Debentures	—	—	300,000
Debentures issuance costs	—	—	(6,834)
Payments of asset financed	(6,088)	(18,264)	(18,040)
Proceeds from loans and financing	5,000	169,825	78,984
Loans repaid - principal	(9,917)	(38,161)	(11,579)
Distributed earnings of real estate funds - noncontrolling interests	(7,096)	(21,852)	(22,672)
Dividends paid	(8,797)	(50,540)	(39,601)

Net cash provided by financing activities	(26,898)	41,008	275,294
Effect of exchange rate changes on cash and cash equivalents	(895)	2,875	(1,830)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS, NET	(37,742)	(258,097)	290,030

CASH AND CASH EQUIVALENTS
Cash and cash equivalents at the end of the period	391,605	429,347	687,444
Cash and cash equivalents at beginning of year	429,347	687,444	397,414

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS, NET	(37,742)	(258,097)	290,030

The accompanying notes are an integral part of these financial statements.

Sonae Sierra Brazil BV SARL and Subsidiaries

SONAE SIERRA BRAZIL BV SARL AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED financial STATEMENTS
FOR THE PERIOD FROM JANUARY 1, 2014 THROUGH APRIL 27, 2014 (UNAUDITED)

AND FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

(Amounts in thousands of Brazilian reais - R$, unless otherwise stated)

1.	GENERAL INFORMATION

Sonae Sierra Brazil BV SARL (the “Company”) was incorporated under the laws of the Netherlands on January 22, 2001 as a limited liability company. On November 30, 2004, the principal establishment and effective place of the Company’s management was transferred from the Netherlands to the Grand Duchy of Luxembourg. The registered office of the Company is at 46A, Avenue John F. Kennedy, L.1855, Luxembourg. The principal business activities of the Company are holding, finance and real estate activities, particularly with respect to the development, exploitation and management of shopping malls.

The Company is 50% owned by Sierra Investments Holding BV, 10.33% owned by DDR Luxembourg SARL and 39.67% owned by DDR Luxembourg II SARL. The Company’s ultimate parent companies are Sonae Sierra SGPS S.A., headquartered in Portugal, and DDR Corp., headquartered in the United States of America.

On April 27, 2014, DDR Corp., the ultimate controlling shareholder of DDR Luxembourg SARL and DDR Luxembourg II SARL, sold all of its shares owned, representing 50% of the corporate capital of the Company to Mr. Alexander Otto and certain of his affiliates. Sierra Investments Holdings B.V. did not exercise its right of first refusal to acquire DDR Luxembourg SARL and DDR Luxembourg II SARL’s interest in Sonae Sierra Brazil BV SARL. As a result of this sale, as of April 27, 2014, the Company is 50% owned by Sierra Investments Holding BV, 10.33% owned by Cura Beteiligungs gesellschaft Brasilien M.B.H., 13.64% owned by Arosa Vermögensverwaltungs gesellschaft M.B.H. and 26.63% owned by Alexander Otto (unaudited information).

Group companies

The Company’s direct and indirect subsidiaries included in the consolidated financial statements are the following:

a)

Sierra Brazil 1 BV - headquartered in the Netherlands, is primarily engaged in holding equity interest in other companies and/or real estate investment funds, directly or indirectly through subsidiaries and associates. As of December 31, 2013, Sierra Brazil 1 BV holds 66.65% of the undivided interest in Sonae Sierra Brasil S.A.

Sonae Sierra Brazil BV SARL and Subsidiaries

b)

Sonae Sierra Brasil S.A. - established on June 18, 2003, is primarily engaged in: (i) planning, developing, implementing and investing in real estate, namely shopping malls and related activities, as developer, builder, lessor and advisor; (ii) operating and managing own and/or third-party properties and stores and providing related services; and (iii) holding equity interest in other companies and/or real estate investment funds, directly or indirectly through subsidiaries and associates. Sonae Sierra Brasil S.A. trades its shares on BM&FBOVESPA (São Paulo Stock Exchange), under the ticker symbol “SSBR3”. As of December 31, 2013, Sonae Sierra Brasil S.A. holds 100.00% of the undivided interest in Sierra Investimentos Brasil Ltda. and Unishopping Consultoria Ltda.

c)

Parque D. Pedro 1 BV SARL is primarily engaged in holding equity interest in real estate investment funds, directly or indirectly through subsidiaries. As of December 31, 2013, Parque D. Pedro 1 BV SARL holds 27.61% and 7.97% of the undivided interest in Fundo de Investimento Imobiliário Shopping Parque D. Pedro and Fundo de Investimento Imobiliário - FII Parque Dom Pedro Shopping Center, respectively.

d)

Fundo de Investimento Imobiliário Shopping Parque D. Pedro (“Fundo de Investimento Imobiliário I”) is engaged in holding long-term investment properties, to earn income by renting and leasing properties of its real estate assets. As of December 31, 2013, Fundo de Investimento Imobiliário I holds a trust equivalent to 85% of the undivided interest in Shopping Parque D. Pedro.

e)

Fundo de Investimento Imobiliário - FII Parque Dom Pedro Shopping Center (“Fundo de Investimento Imobiliário II”) is engaged in holding long-term investment properties, to earn income by renting and leasing properties of its real estate assets. Established on June 30, 2009, through the partial spin-off of Fundo de Investimento Imobiliário I’s operations, Fundo de Investimento Imobiliário II holds a trust equivalent to 15% of the undivided interest in Shopping Parque D. Pedro. As of December 31, 2013 Fundo de Investimento Imobiliário II holds 17.72% of Fundo de Investimento Imobiliário I.

f)

Sierra Investimentos Brasil Ltda. (“Sierra Investimentos”) is primarily engaged in: (i) planning, developing, implementing and investing in real estate, namely shopping malls and related activities, as developer, builder, lessor and advisor; (ii) operating and managing properties and stores and providing related services; and (iii) holding equity interest in other companies. As of December 31, 2013, Sierra Investimentos holds 42.28% and 50.1% of the undivided interest in Fundo de Investimento Imobiliário I and Fundo de Investimento Imobiliário II, respectively. As of December 31, 2013, this company is the parent company of Pátio Boavista Shopping Ltda. (“Pátio Boavista”), Patio São Paulo Shopping Ltda. (“Pátio São Paulo”), Pátio São Bernardo Shopping Ltda. (“Pátio São Bernardo”), Pátio Sertório Shopping Ltda. (“Pátio Sertório”), Pátio Uberlândia Shopping Ltda. (“Pátio Uberlândia”), Pátio Londrina Empreendimentos e Participações Ltda. (“Pátio Londrina”), Pátio Goiânia Shopping Ltda. (“Pátio Goiânia”) and Pátio Campinas Shopping Ltda. (“Pátio Campinas”).

Pátio Boavista, Pátio São Paulo, Pátio São Bernardo, Pátio Sertório, Pátio Uberlândia, Pátio Londrina, Pátio Goiânia and Pátio Campinas are primarily engaged in investing in real estate, namely shopping malls and related activities.

Sonae Sierra Brazil BV SARL and Subsidiaries

g)

Unishopping Consultoria Imobiliária Ltda. (“Unishopping Consultoria”) is engaged in planning, installing, developing and managing shopping malls, leasing, operating and managing car park areas, managing properties and related services and is responsible for selling development stores in which the group holds interests.

As of April 27, 2014 (unaudited) and as of December 31, 2013, 2012 and 2011, the Company’s subsidiaries and associates held the following interests in shopping malls:

		Undivided interest - %
Developer	Shopping mall	04/27/14 (unaudited)	12/31/13	12/31/12

Fundo de Investimento Imobiliário I	Shopping Parque D. Pedro	85.00	85.00	85.00
Fundo de Investimento Imobiliário II	Shopping Parque D. Pedro	15.00	15.00	15.00
Pátio Penha (i)	Shopping Plaza Sul	—	—	30.00
Pátio Londrina	Shopping Plaza Sul	30.00	30.00	—
Pátio São Bernardo	Shopping Plaza Sul	30.00	30.00	30.00
Pátio Boavista	Shopping Center Metrópole	100.00	100.00	100.00
Pátio Boavista (i)	Boavista Shopping	—	—	100.00
Pátio Campinas	Boavista Shopping	100.00	100.00	—
Sierra Enplanta (i)	Franca Shopping	—	—	76.92
Pátio Uberlândia	Franca Shopping	76.92	76.92	—
Pátio Sertório	Shopping Manauara	100.00	100.00	100.00
Pátio Uberlândia	Uberlândia Shopping	100.00	100.00	100.00
Pátio Londrina	Boulevard Londrina (ii)	88.64	88.64	84.48
Pátio Goiânia	Passeio das Águas Shopping (iii)	100.00	100.00	100.00
Campo Limpo Empreendimentos e Participações Ltda.	Shopping Campo Limpo	20.00	20.00	20.00

(i)	These subsidiaries were merged and/or spun-off on November 2, 2013, without impact to the consolidated structure.
(ii)	Opened on May 3, 2013.
(iii)	Opened on October 30, 2013.

2.	SIGNIFICANT ACCOUNTING POLICIES
2.1.	Declaration of conformity

The Company’s financial statements comprise:

•

The consolidated financial statements, in accordance with International Financial Reporting Standards - IFRS, as issued by the International Accounting Standards Board - IASB, as applicable to the items included in these consolidated financial statements, have been prepared to fulfill the requiremente of Rule 3-09 of Regulation S-X of its shareholder DDR Corp., to be included in its Form 10-K. The Company applied the accounting policies set out in note 2 for all periods presented.

Sonae Sierra Brazil BV SARL and Subsidiaries

As a result of the sale by DDR Corp., the accompanying consolidated financial statements and notes thereto present separately the results of operations of DDR Corp.´s ownership period from January 1, 2014 to April 27, 2014 (unaudited) (the “2014 Stub Period”), and for the years ended December 31, 2013 and December 31, 2012).

2.2.	Basis of preparation

The financial statements have been prepared based on the historical cost and adjusted to reflect the fair values of the investment properties and certain financial instruments against net income for the year. The historical cost is generally based on the fair value of the consideration paid in exchange for assets.

The main accounting policies adopted in preparing these financial statements are summarized below. These practices are consistent with those adopted in the prior year reporting period.

The following is a summary of the significant accounting policies adopted by the group:

2.3.	Investments in associate

The investments are registered under the equity method.

Associates are entities that the Company is in a position to exercise significant influence. Significant influence is the power to participate in the financial and operating policy decisions of the investee but not have control or joint control over those policies (see note 8).

2.4.	Basis of consolidation

The consolidated financial statements have been prepared and are presented in conformity with IFRS, as issued by IASB. The main accounting policies applied include the financial statements of the Company and of its subsidiaries. Intercompany balances and the Company’s investments in subsidiaries have been eliminated in consolidation. Non-controlling interests are stated separately.

Control is achieved when the Company:

•	Has power over the investee.
•	Is exposed, or has rights, to variable returns from its involvement with the investee.
•	Has the ability to use its power to affect its returns.

The Company reassesses whether or not it controls an investee if facts and circumstances indicate that there are changes to one or more of the three elements of control listed above.

Sonae Sierra Brazil BV SARL and Subsidiaries

As of April 27, 2014 (unaudited) and as of December 31, 2013 and 2012, the consolidated companies are as follows:

	Equity interest - %
	4/27/14 (unaudited)	12/31/13	12/31/12

Direct subsidiaries:
Parque D. Pedro 1 BV SARL	100.00	100.00	100.00
Sierra Brazil 1 BV	100.00	100.00	100.00

Indirect subsidiaries:
Sonae Sierra Brasil S.A.	66.65	66.65	66.65
Sierra Investimentos Brasil Ltda.	66.65	66.65	66.65
Unishopping Administradora Ltda. (a)	—	—	66.65
Unishopping Consultoria Imobiliária Ltda.	66.65	66.65	66.65
Fundo de Investimento Imobiliário I (b)	63.12	63.12	63.12
Fundo de Investimento Imobiliário II	41.36	41.36	41.36
Sierra Enplanta Ltda. (a)	—	—	66.65
Pátio Boavista Shopping Ltda.	66.65	66.65	66.65
Pátio Penha Shopping Ltda. (a)	—	—	66.65
Pátio São Bernardo Shopping Ltda.	66.65	66.65	66.65
Pátio Sertório Shopping Ltda.	66.65	66.65	66.65
Pátio Uberlândia Shopping Ltda.	66.65	66.65	66.65
Pátio Londrina Empreendimentos e Participações Ltda.	66.65	66.65	66.65
Pátio Goiânia Shopping Ltda.	66.65	66.65	66.65
Pátio Campinas Shopping Ltda. (c)	66.65	66.65	—
Pátio São Paulo Shopping Ltda.	66.65	66.65	—

Unconsolidated associate - through Sierra Investimentos Brasil Ltda.-
Campo Limpo Empreendimentos e Participações Ltda.	20.00	20.00	20.00

(a)	Subsidiaries merged in the corporate restructuring process.
(b)

Considering that Fundos the Investimento Imobiliário I and II held 85% and 15%, respectively, of Shopping Parque D. Pedro, and that the Company held an indirect investment in Sonae Sierra Brasil of 66.65, the Company held 59.87% of this property on a combined basis as of December 31, 2013 and 2012.

(c)	Part of the net assets of indirect subsidiary Pátio Boavista was merged into Pátio Campinas on November 2, 2013.
2.5.	Segment reporting

Segment reporting is consistent with the internal report provided to the chief operating decision maker.

Sonae Sierra Brazil BV SARL and Subsidiaries

2.6.	Functional currency of the financial statements

The items included in the financial statements of each entity are measured using the currency of the primary economic environment in which the entity operates (“functional currency”). The Company and its subsidiaries’ functional and presentation currency is the Brazilian reais (R$).

2.7.	Foreign currency

In preparing the financial statements of the individual entities, transactions in foreign currency are recognized at the rates of exchange prevailing at the dates of the transactions. At the end of each reporting period, monetary items denominated in foreign currencies are retranslated at the rates prevailing at that date. Exchange differences on monetary items are recognized in profit or loss in the period in which they arise.

2.8.	Cash and cash equivalents

Cash and cash equivalents are represented by available bank accounts. Short-term investments may be redeemed within 90 days and are comprised of highly-liquid securities convertible into cash, which presents an immaterial risk of change in fair value. Short-term investment balances are carried at cost plus income earned through the end of each reporting period.

2.9.	Restricted investments

As of April 27, 2014 (unaudited) and as of December 31, 2013 and 2012, the indirect subsidiary, Sierra Investimentos had investments in Financial Treasury Bills (LFTs) linked to commitments assumed with Banco Ourinvest S.A., as described in note 30. Investment balances were carried at cost plus income earned through the end of each reporting period.

2.10.	Financial instruments
2.10.1.	Recognition and measurement

Transactions with financial instruments are initially recognized at transaction value.

Transaction costs directly attributable to the acquisition or issuance of financial assets and financial liabilities are added to or deducted from the financial assets and financial liabilities.

2.10.2.	Classification

The Company and its subsidiaries’ financial instruments have been classified into the following categories:

•

Measured at fair value through profit or loss: financial assets and financial liabilities held for trading, i.e., acquired or originated primarily for the purpose of sale or repurchase in the short term. Changes in fair value are accounted for in profit or loss, and balances are stated at fair value.

Sonae Sierra Brazil BV SARL and Subsidiaries

•

Loans and receivables: non-derivative financial instruments with fixed or determinable payments that are not quoted in an active market. The loans and receivables are classified as current assets, except for maturities greater than 12 months after the end of the reporting period, which are classified as noncurrent assets. The Company’s loans and receivables include loans to associates and subsidiaries and trade and other receivables.

2.11.	Derivatives

Derivatives are initially recognized at fair value at the trade date and subsequently re-measured at fair value at the end of the reporting period. The resulting gain or loss is recognized in profit or loss immediately, unless the derivative is designated and effective as a hedging instrument; in which the timing of the recognition in profit or loss depends on the nature of the hedge relationship.

2.12.	Hedge accounting

The Company designates certain hedging instruments as fair value hedges.

At the beginning of the hedging relationship, the Company documents the relationship between the hedging instrument and the hedged item with its risk management objectives and strategy to enter into different hedging transactions. Additionally, the Company documents at the inception of a hedge, and continuously, if the hedging instrument used in a hedging relationship is highly effective in offsetting the exposure to changes in the hedged item’s fair values or cash flows attributable to the hedged risk.

Fair value hedges

Changes in the fair value of derivatives designated and qualified as fair value hedges are recorded in profit or loss together with any changes in the fair values of the hedged item, attributable to the hedged risk. Changes in the fair value of these instruments, as well as of the hedged item, are recognized in “Finance income (costs)”.

Hedge accounting is discontinued prospectively when the Company cancels the hedging relationship, when the hedging instrument expires, is sold, terminated, or exercised, or when it no longer qualifies for hedge accounting. The adjustment to the fair value of the hedged item is accounted for in profit or loss, as of the adjustment date.

2.13.	Impairment of financial assets

Financial assets, except those designated at fair value through profit or loss, are valued using impairment indicators at the end of each annual reporting period. Impairment losses are recognized if, and only if, there is objective evidence of impairment as a result of one or more events that occurred after the initial recognition of the asset, with an impact on the estimated future cash flows.

The criteria used by the Company and its subsidiaries to determine if there is objective evidence that a financial asset is impaired includes:

•	Significant financial difficulty of the issuer or debtor
•	A breach of contract, such as default or delinquency in interest or principal payments

Sonae Sierra Brazil BV SARL and Subsidiaries

•	It is probable that the borrower will enter bankruptcy or other financial reorganization
•	The disappearance of an active market for the financial asset because of financial difficulties

The carrying amount of the financial asset is directly reduced by any impairment loss for all financial assets, except for receivables, in which case the carrying amount is reduced through use of an allowance account. Subsequent recoveries of previously written-off amounts are added to the allowance. Changes in the carrying amount of the allowance account are recognized in profit or loss.

2.14.	Trade accounts receivable

Rental revenue is recognized on a straight-line basis, according to contractual terms.

An allowance for doubtful accounts is recorded in an amount considered sufficient by management to cover probable losses on the realization of trade accounts receivable (100% of amounts over 120 days past due).

Past-due and renegotiated amounts are recorded at the renegotiation amounts, including principal plus financial charges, to be collected according to the new receiving period. Concurrently, an additional allowance is recorded on financial charges incurred and included in renegotiations. The allowance is registered until the payment of the renegotiated balance.

2.15.	Property and equipment

Property and equipment is carried at cost of purchase, less accumulated depreciation. Depreciation is calculated on a straight-line basis at the rates mentioned in note 9, based on the estimated useful lives of the assets.

The residual values and the useful lives of the assets are annually reviewed and adjusted, when appropriate.

The carrying amount of property and equipment is derecognized on disposal or when no future economic benefits are expected from its use. The gain or loss arising on the recognition of property and equipment corresponds to the difference between the amounts received and the carrying amount of the asset and is recognized in profit or loss.

2.16.	Investment property

Investment properties are represented by land and buildings in shopping malls held to earn rentals and/or for capital appreciation, as disclosed in note 10.

Investment properties are measured initially at their cost, including transaction costs. After initial recognition, investment properties are measured at fair value. The gain or loss from the change in fair value of investment properties in operation is recognized in profit or loss for the period in which it arises. Valuations were made by independent external appraisers using the cash flow model discounted at market rates. Semiannually reviews are conducted to value any changes in the recognized balances.

Sonae Sierra Brazil BV SARL and Subsidiaries

Investment property under construction is recognized at cost of construction until it is placed into service or when the Company is able to measure, reliably, the fair value of the asset.

The fair value of an investment property does not reflect future capital expenditure that will improve or enhance the property and does not reflect the related future benefits from this future expenditure.

2.17.	Intangible assets

Intangible assets acquired separately with finite useful lives are carried at cost less accumulated amortization and impairment losses. Amortization is recognized on a straight-line basis over their estimated useful lives. The estimated useful life and amortization method are reviewed at the end of each annual reporting period, with the effect of any changes in estimate being accounted for on a prospective basis.

2.18.	Impairment of tangible and intangible assets excluding goodwill

Items in property and equipment, intangible assets and other noncurrent assets are evaluated annually to identify evidence of unrecoverable losses or whenever significant events or material changes in circumstances indicate that the carrying value is not recoverable. In the event of a loss resulting from situations where the carrying amount of an asset exceeds its recoverable value, which is defined as the value in use of the asset, using the discounted cash flow method, an impairment loss is recognized in profit or loss.

2.19.	Loans, financing and debentures

Loans, financing and debentures are initially recognized at fair value, less transaction costs incurred, and subsequently stated at amortized cost. Any difference between the amounts raised (less transaction costs) and the settlement amount is recognized in the statement of income during the period the borrowings remain outstanding, using the effective interest rate method.

Borrowing costs directly attributable to the acquisition, construction or production of qualifying assets, that take substantial period to get ready for their intended use or sale, are capitalized as part of the cost of such assets through the date they are ready for their intended use or sale. Other borrowing costs are recognized in profit or loss for the period in which they are incurred.

Part of the transactions carried out using debentures issued by the Company, subject to fair value hedge, are stated at fair value. Gains and losses are recognized through profit or loss.

2.20.	Provisions

Provisions are recognized when there is a present obligation (legal or constructive) as a result of a past event, when a reliable estimate can be made of the amount of the obligation and its settlement is probable.

The amount recognized as a provision is the best estimate of the consideration required to settle the present obligation at the end of the reporting period, taking into account the risks and uncertainties surrounding the obligation.

Sonae Sierra Brazil BV SARL and Subsidiaries

As of December 31, 2013 and 2012, the main provisions recognized by the Company and subsidiaries are as follows:

2.20.1	Reserve for civil, tax, labor and social security risks

Reserves recorded for lawsuits assessed by the legal counsel and management of the Company and its subsidiaries as probable losses, considering the nature of the lawsuits, the legal counsel and management’s experience in similar cases. Reserves have been recognized for matters classified as legal obligations, regardless of the expected outcome of lawsuits.

2.20.2	Accrual for variable compensation

Accrual for variable compensation is recognized to cover the amounts of performance bonuses granted to some Company officers, which will only be paid three years after such bonuses are granted, provided the officers are still employees of the Company or its subsidiaries. These bonuses are adjusted through the payment date, based on the annual fluctuation of the Company’s market value, and are recognized on a straight-line basis in the income of period during the three-year period (from grant date to payment year) at the gross amount granted to these officers. A possible subsequent adjustment arising from changes in market value is recorded in the income of the period, when incurred.

2.21.	Revenue recognition

Revenue, costs and expenses are recognized on the accrual basis. Revenue from rentals is recognized on a straight-line basis over the term of rental agreements, pursuant to IAS 17 (Leases revenues, taking into account the contractual adjustment and the collection of the 13th monthly rental and revenue from services, are recognized when services are provided). Revenues from assignment of rights to tenants are allocated to income over the term of the first rental agreement.

Our revenue derives mainly from the following activities:

a)	Rental

Rental revenue refers to the rental of store space to tenants and other commercial space, such as sales stands, including rentals of commercial space for advertising and promotion. Rentals to shopping mall tenants account for the highest percentage of Company and its subsidiaries’ revenue.

b)	Parking

Parking revenue refers to revenue from the operation of parking lots.

c)	Services

Service revenue refers to the provision of asset and property management services to shopping mall tenants and owners and brokerage services.

Sonae Sierra Brazil BV SARL and Subsidiaries

The Company receives management fees from tenants for the management of the shopping mall common areas.

Brokerage services include the sale of vacant spaces and the identification and development of relationships with prospect tenants, such as store chains to minimize a shopping mall vacancy rate. Management fees are calculated as a percentage of the rent charged from a potential lessee.

d)	Property space (key money) lease fee

Key money refers to the lease fees payable by new tenants as consideration for the advantages and benefits received by the tenants from their right to use the infrastructure offered by the shopping malls when new projects are launched, existing projects are expanded or the store rental is discontinued.

The amount payable by new tenants is negotiated based on the market value of the rented space. Usually the new tenants pay a higher fee for stores with greater visibility and exposure in the busiest areas of the shopping mall.

e)	Lessee transfer fees

Revenue generated by the fees paid when the rental is transferred from a lessee to another, generally calculated as a percentage of the amount involved in the transfer.

2.22.	Income tax and social contribution

The operations related to the development, management and investment of shopping malls are located only in Brazil.

a)	Subsidiary Sonae Sierra Brasil S.A. and its subsidiaries located in Brazil

Income tax is calculated at the rate of 15% plus a 10% surtax on annual taxable income exceeding R$240. Social contribution is calculated at the rate of 9% on annual taxable income. Deferred income tax and social contribution result from temporary differences in the recognition of income and expenses (for tax and financial reporting purposes), as well as tax loss carryforwards, when the utilization against future taxable income is probable.

As permitted by tax legislation, certain consolidated subsidiaries opted for taxation based on deemed income. Tax basis of income tax and social contribution are calculated at the rate of 32% on gross revenues from services and 100% of financial income, of which regular tax rates of 15% plus a 10% surtax for income tax and 9% for social contribution are applied. As a result, these consolidated companies did not record deferred income tax and social contribution on tax loss carryforwards and temporary differences and are not subject to the noncumulative regime for taxes on revenue (Social Integration Program Tax on Revenue (PIS) and Social Security Funding Tax on Revenue (COFINS)).

Shareholders of Fundos de Investimento Imobiliário I and II are subject to tax on income from the fund.

Sonae Sierra Brazil BV SARL and Subsidiaries

In the specific case of the adjustment to fair value of investment property, regardless of the taxation regime elected by the subsidiaries and associates, deferred tax liabilities were recognized at the rate of 34% on such adjustments (except for the property under Fundos de Investimento Imobiliário I and II, which is tax exempt), based on the assumption that these properties can be sold and a capital gain can be determined.

b)	Company

Current taxes

The tax currently payable is based on taxable profit for the year. Taxable profit differs from profit as reported in the consolidated statement of income because of income or expense items that are taxable or deductible in other years and items that are never taxable or deductible. The Company’s liability for current tax is calculated using a tax rate of 15% that has been enacted or substantively enacted by the end of the reporting period.

Deferred taxes

For the adjustment to fair value of investment property related to Fundos de Investimento Imobiliário I and II, regardless of the taxation regime elected by the subsidiaries and associates, deferred tax liabilities were recognized at the rate of 15% on such adjustments, based on the assumption that these properties can be sold and a capital gain can be determined.

2.23.	Earnings per share

Basic and diluted earnings per share are calculated using net income for the year attributable to the owners of the Company and the weighted average number of shares outstanding in the year.

The Company has no debt convertible into shares, stock options granted or any other potentially dilutive instrument; therefore, diluted earnings per share is equal to basic earnings per share for the periods shown.

2.24.	New and revised standards and interpretations in 2014

Pronouncement	Description

IFRS 10	Consolidated Financial Statements
IFRS 12	Disclosure of Interests in Other Entities
IAS 27	Separate Financial Statements
IAS 32	Financial Instruments: Disclosures
IAS 36	Impairment of assets
IAS 39	Financial Instruments: Recognition and Measurement
IFRIC 21	Levies

The Company’s management assessed these new standards and interpretations and concluded that there was no significant impact from adopting these new standards.

Sonae Sierra Brazil BV SARL and Subsidiaries

3.	CRITICAL ACCOUNTING JUDGMENTS AND MAIN ESTIMATES

In the application of the Company’s accounting policies, management is required to make judgments, estimates and assumptions about the carrying amounts of assets and liabilities that are not readily apparent from other sources. The estimates and associated assumptions are based on historical experience and other factors that are considered to be relevant. Actual results may differ from these estimates.

The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised.

The following are the main judgments and accounting estimates that the Company and its subsidiaries’ management understands as relevant for the preparation of the individual and consolidated financial statements:

a)

Investment property value: the fair value of investment property is determined by valuing the future cash flows of each property at present value, as determined by independent valuers. The Company and its subsidiaries’ management uses its judgment to choose the method and define assumptions, which are mainly based on market conditions existing at the end of the reporting period.

b)

Reserve for civil, tax, labor and social security risks: the reserve for risks is recognized for lawsuits assessed by the legal counsel and management of the Company and its subsidiaries as probable losses, considering the nature of the lawsuits, and the legal counsel and management’s experience in similar cases. Reserves have been recognized for matters classified as legal obligations, regardless of the expected final outcome of lawsuits.

c)

Projections prepared for the realization of deferred income tax and social contribution balances: based on analyses of the multi-year operating projections, the Company recognized tax credits related to prior year tax loss carryforwards and temporary differences.

Maintenance of tax credits from tax loss carryforwards, deferred income tax and social contribution tax loss carryforwards is supported by future earnings projections prepared by the Company’s management and periodically reviewed, for the next ten years, to determine the recoverability of tax loss carryforwards and temporary differences.

Sonae Sierra Brazil BV SARL and Subsidiaries

4.	CASH AND CASH EQUIVALENTS
	Consolidated
	12/31/13	12/31/12

Cash	75	79
Banks	3,507	5,115
Short-term investments (a)	422,795	680,851
Interest bearing account (b)	2,970	1,399
Total	429,347	687,444

(a)	As of December 31, 2013, short-term investments are highly liquid and earn yield at a weighted average interest rate of 102.9% of the interbank deposit rate (CDI) (102.5% as of December 31, 2012).
(b)	Interest bearing account indexed to euros - € and earns yield at a weighted average interest rate of 0.85% per year.
5.	TRADE ACCOUNTS RECEIVABLE, NET AND OTHER RECEIVABLES

Trade accounts receivable, net

	Consolidated
	12/31/13	12/31/12

Rentals	49,613	41,649
Assignment of rights receivable (a)	1,298	1,300
Total trade receivables billed	50,911	42,949
Unbilled revenue from rentals (b)	14,059	12,215
Total trade receivables billed and unbilled	64,970	55,164
Allowance for doubtful accounts	(10,715)	(9,344)
Total	54,255	45,820

Current	(40,196)	(33,605)
Noncurrent	14,059	12,215

(a)	Represents receivables from lease of commercial spaces in shopping malls, also known as “Key Money”.
(b)	Represents the effect of unbilled revenue from rentals recognized on a straight-line basis according to agreement terms.

Sonae Sierra Brazil BV SARL and Subsidiaries

The aging list of trade accounts receivable billed as of December 31, 2013 and 2012 is as follows:

	Consolidated
	12/31/13	12/31/12

Current	39,013	32,874
Past due:
Up to 30 days	2,067	1,579
31 to 60 days	978	821
61 to 90 days	903	584
91 to 180 days	2,423	1,377
Over 180 days	5,527	5,714
Subtotal	11,898	10,075
Total	50,911	42,949

Allowance for doubtful accounts

Change in allowance for doubtful accounts is as follows:

Consolidated

Balance as of December 31, 2011 (unaudited)	(9,727)
Write-offs arising from uncollectible receivables	417
Write-offs upon the sale of interests in the malls Tivoli, Penha and Pátio Brasil	2,367
Allowances recognized in the year	(2,401)
Balance as of December 31, 2012	(9,344)
Write-offs arising from uncollectible receivables	1,421
Allowances recognized in the year	(2,792)
Balance as of December 31, 2013	(10,715)

Sonae Sierra Brazil BV SARL and Subsidiaries

Other receivables

Additionally, the balance of “Other receivables” is broken down as follows:

	Consolidated
	12/31/13	12/31/12

Receivables of Banco Ourinvest S.A. (a)	833	833
Loan agreement with a storeowner (b)	3,117	—
Other receivables from condominiums	3,846	1,019
Receivables from parking operations	1,315	1,502
Vacations, 13th salaries, and other advances to employees	98	256
Other	1,700	1,917
Total	10,909	5,527

Current	(6,959)	(4,694)
Noncurrent	3,950	833

(a)	As of December 31, 2013, the subsidiary Sierra Investimentos has R$833 in receivables from Banco Ourinvest S.A., as a result from the commitment entered into on October 29, 2009 (see note 30).
(b)

Refers to loans agreements entered into among Company’s subsidiaries and shopping storeowners. These agreements are subject to financial charges corresponding to the annual fluctuation of the Amplified Consumer Price Index - IPCA, and mature within up to 60 months.

6.	RECOVERABLE TAXES

	Consolidated
	12/31/13	12/31/12

Withholding income tax (IRRF)	27,774	23,988
Social contribution - Law 10833/03	369	452
Other	308	269
Total	28,451	24,709

Current	(9,979)	(16,456)
Noncurrent	18,472	8,253

7.	LOANS TO CONDOMINIUMS

Represent advances to condominiums of the shopping malls to cover cash shortages, notably arising from default. The amounts will be recovered as the common area maintenance fees are received and according to the condominiums’ cash availability.

Sonae Sierra Brazil BV SARL and Subsidiaries

		Consolidated
Subsidiary	Condominium	12/31/13	12/31/12

Pátio São Bernardo	Condomínio Shopping Center Plaza Sul	933	125
Pátio Sertório	Condomínio Manauara Shopping	341	—
Pátio Uberlândia	Condomínio Uberlândia Shopping	2,712	1,316
Pátio Londrina	Condomínio Boulevard Londrina Shopping	3,561	—
Pátio Goiânia	Condomínio Passeio das Águas Shopping	1,889	—
Total		9,436	1,441

These loans are considered related-party transactions (see note 24).

The contracted interest rates are based on the market practices and management does not expect problems on the realization of these amounts.

8.	INVESTMENT UNDER EQUITY-METHOD
a)	Investment in associate
(i)	Indirect ownership interest held in Campo Limpo Empreendimentos e Participações Ltda.

	Consolidated
	12/31/13	12/31/12

Number of shares held by Sierra Investimentos	9,435,400	9,435,400
Interest held in investee’s capital (%)	20.00	20.00
Investment balance	33,375	28,530
Equity in subsidiaries	7,945	4,821

	Consolidated
	4/27/14 (unaudited)

Number of shares held by Sierra Investimentos	9,435,400
Interest held in investee’s capital (%)	20.00
Equity in subsidiaries	1,003

Sonae Sierra Brazil BV SARL and Subsidiaries

(ii)	Financial information on Campo Limpo Empreendimentos e Participações Ltda.

	12/31/13	12/31/12
Balance sheet:
Current assets	6,230	5,507
Noncurrent assets	220,475	185,610
Current liabilities	2,557	2,619
Noncurrent liabilities	57,272	45,849
Equity	166,876	142,649

	2014 Stub Period (unaudited)	12/31/13	12/31/12
Profit or loss:
Revenue	6,904	22,430	20,117
Profit for the year and comprehensive income	5,015	39,725	24,104

(iii)	Changes in investments for the years ended December 31, 2013 and 2012
Consolidated

Balance as of December 31, 2011 (unaudited)	26,157
Equity in investees	4,821
Dividends received	(2,448)
Balance as of December 31, 2012	28,530
Equity in investees	7,945
Dividends received	(3,100)
Balance as of December 31, 2013	33,375

b)	Non-controlling interest
(i)	Sonae Sierra Brasil S.A. and subsidiaries

Ownership interest held by non-controlling interest

	2014 Stub Period (unaudited)	12/31/13	12/31/12

Interest in capital held by non-controlling (%)	33.35	33.35	33.35
Net income from non-controlling interests	6,179	57,854	61,874
Non-controlling interests in equity	750,398	743,908	697,583
Dividends paid to non-controlling	11,596	8,920	8,156

Sonae Sierra Brazil BV SARL and Subsidiaries

	12/31/13	12/31/12

Balance sheet:
Current assets	481,589	736,779
Noncurrent assets	4,048,448	3,332,902
Current liabilities	224,475	276,021
Noncurrent liabilities	1,341,003	1,116,418
Equity	2,964,559	2,677,242

	2014 Stub Period (unaudited)	12/31/13	12/31/12

Profit or loss:
Net operating revenue from rentals, services and other	97,712	275,754	256,851
Changes in fair value of investment properties	—	344,318	193,586
Net and comprehensive income for the year	35,148	368,497	309,795

(ii)	Fundos de Investimento Imobiliário I and II

Ownership interest held by non-controlling interest of
Fundos de Investimento Imobiliário I and II

	Consolidated
	Fundo de Investimento Imobiliário I			Fundo de Investimento Imobiliário II
	2014 Stub Period (unaudited)	12/31/13	12/31/12	2014 Stub Period (unaudited)	12/31/13	12/31/12

Interest in capital held by non-controlling (%)	12.39	12.39	12.39	41.93	41.93	41.93

Net income from non-controlling interests	5,091	30,572	26,657	1,597	36,316	33,512
Non-controlling interests in equity	158,232	157,771	137,279	187,708	188,888	164,411
Dividends paid to non-controlling	3,052	10,133	9,333	4,044	11,719	13,339

Sonae Sierra Brazil BV SARL and Subsidiaries

Financial information of Fundos de Investimento Imobiliário I and II

	Fundo de Investimento Imobiliário I			Fundo de Investimento Imobiliário II
	12/31/13	12/31/12		12/31/13	12/31/12

Balance sheet:
Current assets	30,041	27,187		10,496	9,715
Noncurrent assets	1,256,099	1,094,195		447,277	389,404
Current liabilities	12,075	11,953		6,978	6,782
Noncurrent liabilities	691	1,446		122	255
Equity	1,273,374	1,107,983		450,673	392,082

	Fundo de Investimento Imobiliário I			Fundo de Investimento Imobiliário II
	2014 Stub Period (unaudited)	12/31/13	12/31/12	2014 Stub Period (unaudited)	12/31/13	12/31/12

Profit or loss:
Net operating revenue from rentals, services and other	28,603	87,875	78,833	5,048	15,507	13,913
Changes in fair value of investment properties	—	159,615	136,667	—	28,167	24,118
Net and comprehensive income for the year	28,542	246,745	215,153	9,862	86,611	65,676

9.	PROPERTY AND EQUIPMENT

		12/31/13
	Annual	Consolidated
	depreciation rate - %	Cost	Accumulated depreciation	Net

Facilities	10	2,747	(2,747)	—
Furniture and fixtures	10	930	(566)	364
Machinery and equipment	10	674	(348)	326
IT equipment	20	2,541	(1,863)	678
Vehicles	20	2,659	(873)	1,786
Other	20	54	(49)	5
Subtotal		9,605	(6,446)	3,159
Advances to suppliers	—	4	—	4
Total		9,609	(6,446)	3,163

Sonae Sierra Brazil BV SARL and Subsidiaries

		12/31/12
	Annual	Consolidated
	depreciation rate - %	Cost	Accumulated depreciation	Net

Facilities	10	2,747	(2,747)	—
Furniture and fixtures	10	923	(483)	440
Machinery and equipment	10	662	(284)	378
IT equipment	20	2,432	(1,566)	866
Vehicles	20	2,338	(832)	1,506
Other	20	45	(43)	2
Subtotal		9,147	(5,955)	3,192
Advances to suppliers	—	303	—	303
Total		9,450	(5,955)	3,495

Changes in property and equipment in operation for the years ended
December 31, 2013 and 2012

	Consolidated
	Facilities	Furniture and fixtures	Machinery and equipment	IT equipment	Vehicles	Other	Total

Balances as of December 31, 2011 (unaudited)	207	518	404	870	1,532	3	3,534
Additions	—	3	39	272	1,005	4	1,323
Write-offs	—	—	—	(9)	(353)	—	(362)
Depreciation	(207)	(81)	(65)	(267)	(678)	(5)	(1,303)
Balances as of December 31, 2012	—	440	378	866	1,506	2	3,192
Transfer from advances to suppliers	—	7	12	109	876	9	1,013
Additions	—	—	—	—	780	—	780
Write-offs	—	—	—	—	(573)	—	(573)
Depreciation	—	(83)	(64)	(297)	(803)	(6)	(1,253)
Balances as of December 31, 2013	—	364	326	678	1,786	5	3,159
Depreciation – 2014 Stub Period (unaudited)	8	(35)	(22)	(88)	(232)	(2)	(371)

Sonae Sierra Brazil BV SARL and Subsidiaries

Changes in construction in progress and advances to suppliers for the years ended December 31, 2013 and 2012

	Consolidated
	Construction in progress	Advances to suppliers	Total

Balances as of December 31, 2011 (unaudited)	1,979	459	2,438
Additions	—	1,167	1,167
Transfer to fixed asset in operation and intangible	(1,979)	(1,323)	(3,302)
Balances as of December 31, 2012	—	303	303
Additions	2,520	714	3,234
Transfer to fixed asset in operation and intangible	(2,520)	(1,013)	(3,533)
Balances as of December 31, 2013	—	4	4

10.	INVESTMENT PROPERTY

Under IAS 40, properties can be held to earn rentals, for capital appreciation or both to be recognized as an investment property. The Company’s management adopted the fair value method, from January 1, 2009.

The measurement and change in fair value of property are made at the date of the financial statements.

	Consolidated
	12/31/13	12/31/12

Constructed investment property	3,879,411	2,724,327
Investment property under construction	25,068	523,768
Land	41,692	—
Total	3,946,171	3,248,095

Sonae Sierra Brazil BV SARL and Subsidiaries

Changes in investment property

	Consolidated
	Constructed properties	Properties under construction	Land	Total

Balances as of December 31, 2011 (unaudited)	2,338,796	437,254	—	2,776,050
Additions	32,207	381,320	—	413,527
Acquisition of interest in property in operation (a)	72,701	—	—	72,701
Write-off - sale of interest and barter transaction in Shopping Penha (b)	(11,032)	—	—	(11,032)
Write-off - sale of Shopping Metrópole land (b)	(3,155)	—	—	(3,155)
Write-off - sale of the malls Tivoli, Penha and Pátio Brasil (b)	(193,582)	—	—	(193,582)
Transfer	231,222	(231,222)	—	—
Gain (loss) from the change in fair value of properties	257,170	(63,584)	—	193,586
Balances as of December 31, 2012	2,724,327	523,768	—	3,248,095
Additions (c)	50,171	333,497	—	383,668
Write-off - barter transaction of Boulevard Londrina (d)	(29,910)	—	—	(29,910)
Transfer (e)	832,197	(832,197)	—	—
Transfers to land (f)	(41,692)	—	41,692	—
Gain from the change in fair value of properties	344,318	—	—	344,318
Balances as of December 31, 2013	3,879,411	25,068	41,692	3,946,171

(a)	Additions to property in operation
(i)	Additional acquisition of Shopping Plaza Sul

On January 27, 2012, indirect subsidiary Pátio Penha and CSHG Brasil Shopping FII entered into an exchange agreement with cash consideration, whereby Pátio Penha acquired an additional 30% interest in Shopping Plaza Sul, in exchange for a Non-controlling interest in Shopping Penha and another portion in cash in the amount of R$63,701 (original value), to be paid in 42 equal, consecutive installments of R$1,522 (original value), adjusted based on the CDI, beginning on February 27, 2012. After this transaction, the group interest in Shopping Plaza Sul is 60%.

(ii)	Additional acquisition of Franca Shopping

On October 4, 2012, the Company, through its indirect subsidiary Sierra Enplanta, acquired additional ownership interest of 9.5% in Franca Shopping in the amount of R$9,000. After this acquisition, the Company holds 76.9% of ownership interest in Franca Shopping.

(b)	Disposal of constructed investment properties
(i)	In connection with the barter transaction described in item (a) (i) above, subsidiary Pátio Penha delivered 17.1% of Shopping Penha to acquire 30% of Shopping Plaza Sul.
(ii)	Sale of Shopping Metrópole land

On August 27, 2012, indirect subsidiary Pátio Boavista sold the land to Setin Group (6,597 sqm) (information not audited by the independent auditors), next to Shopping Metrópole in São Bernardo do Campo, State of São Paulo, for R$11,000 in cash.

Sonae Sierra Brazil BV SARL and Subsidiaries

As a result of this transaction, subsidiary Pátio Boavista recognized a gain of R$7,467, which is recorded in “Other operating income (loss), net”, in the statement of income.

(iii)	Sale of interest in Shopping Penha

On February 6, 2012, subsidiary Pátio Penha sold its Non-controlling interest of 5.06% in Shopping Penha to CSHG Brasil Shopping FII R$11,514, which was received in cash.

As a result of this transaction, subsidiary Pátio Penha recognized a gain of R$482, recorded in “Other operating income (loss), net”, in the statement of income.

(iv)	Sale of the remaining interest in Shopping Penha and the interests in the malls Tivoli and Pátio Brasil

On November 5, 2012, the Company sold its 10.4% stake in Pátio Brasil Shopping for R$36,133. The interest in Pátio Brasil Shopping was acquired by the mall’s controlling shareholders.

On December 11, 2012 the Company sold the remaining 51.0% stake in Shopping Penha and its 30.0% stake in Tivoli Shopping for a total of R$180,049. The Company will continue to provide management and sales services to Shopping Penha for at least five years and to Shopping Tivoli for at least three years. The interests in Shopping Penha and Tivoli Shopping were acquired by CSHG Brasil Shopping FII, a fund managed by Credit Suisse Hedging-Griffo.

As a result of these transactions, the indirect subsidiaries Pátio Penha and Sierra Enplanta recorded a gain, net of selling expenses, of R$13,247 and R$3,371, respectively, recorded in “Other operating (expenses) income, net”, in the statement of income for the year ended December 31, 2012.

(c)

Capitalized expenditures for the year ended December 31, 2013, in connection with properties under construction, refer to construction costs of projects Boulevard Londrina Shopping and Passeio das Águas Shopping, which were transferred to properties in operation on the opening date of the projects. Additionally, on September 6, 2013, indirect subsidiary Pátio Uberlândia acquired a land with 45.5 thousand sqm (unaudited information) at the price of R$24,563, for the expansion of Franca Shopping.

(d)

On May 3, 2013, indirect subsidiary Pátio Londrina transferred 11.36% of the stake held in Boulevard Londrina Shopping to pay for the land acquired for the construction of the aforementioned shopping mall. The Company, through the transaction, maintained its 88.64% interest.

(e)	On May 3, 2013, Boulevard Londrina Shopping was opened, with 47.8 thousand sqm of Gross Leasable Area (GLA) and 216 stores (unaudited information).

On October 30, 2013, Passeio das Águas Shopping, located in the city of Goiânia, was launched with 78.1 thousand sqm of GLA and 267 stores (unaudited information).

(f)	Refers to part of the land of projects Uberlândia Shopping and Passeio das Águas Shopping acquired for purposes of appreciation and future sale.

The title to part of the property comprising Shopping Boavista project is not registered with the Registry of Deed Office. As of December 31, 2013, the total amount of such property, which was accounted for as investment property, is R$64,655 (R$65,215 as of December 31, 2012).

Fair value measurement methodology

The fair value of each investment property in operation and in construction was determined based on a valuation reported at the time, prepared by an independent external appraiser (Cushman & Wakefield) and reviewed by management.

Sonae Sierra Brazil BV SARL and Subsidiaries

The valuation of these investment properties was prepared in accordance with the practice statements of the RICS Appraisal and Valuation Manual, published by The Royal Institution of Chartered Surveyors (“Red Book”), based in the United Kingdom.

The methodology adopted to calculate the market value (fair value) of an investment property in operation involves developing ten-year projections of gains and losses for each shopping mall, added to the residual value, which corresponds to a perpetuity calculated based on the net earnings of the 11th year and a market yield rate (exit yield or cap rate). For the calculation of the perpetuity, the Company considered a real growth rate of 0.0%. These projections are discounted at the measurement date using a market discount rate.

The projections are not forecasted, but simply reflect the best estimate of the appraiser regarding the current view of the market with respect to the future revenue and cost of each property. The yield rate and the discount rate are set according to the local investment and institutional market and the reasonableness of the market value obtained according to the methodology above, equally tested in terms of the initial yield rate obtained based on net yield estimated for the first year of the projections.

In the valuation of the investment properties, some assumptions classified by the Red Book as “special” were considered. These assumptions relate mainly to recently opened shopping malls, where investment expenses not yet paid were not included, as such amounts are recognized in the financial statements.

The period for measurement at fair value is on semi-annual basis.

The assumptions used as of December 31, 2013 and 2012, for the measurement at fair value described above, are as follows:

12/31/13				12/31/12
Ten-year discount rate		Ten-year exit yield		Ten-year discount rate		Ten-year exit yield
Minimum	Maximum	Minimum	Maximum	Minimum	Maximum	Minimum	Maximum

12.25%	14.00%	7.75%	9.50%	12.50%	14.00%	8.00%	9.50%

11.	INTANGIBLE ASSETS

	Annual
	amortization	Consolidated
	rate - %	12/31/13	12/31/12

Software	20	7,797	4,643
Accumulated amortization (*)		(2,135)	(1,058)
Total		5,662	3,585

(*)

For the 2014 Stub Period (unaudited) and year ended December 31, 2013, the amortization expense of the cost to purchase software, amounting to R$474 (unaudited) and R$1,077, respectively, is recognized under the caption “General and administrative expenses”, in the statement of income.

Sonae Sierra Brazil BV SARL and Subsidiaries

Changes in intangible assets

	Consolidated
	Cost	Amortization	Net

Balance as of December 31, 2011 (unaudited)	2,153	(571)	1,582
Additions	511	(487)	24
Transfer from construction in progress	1,979	—	1,979
Balance as of December 31, 2012	4,643	(1,058)	3,585
Additions	634	(1,077)	(443)
Transfer from construction in progress	2,520	—	2,520
Balance as of December 31, 2013	7,797	(2,135)	5,662

12.	LOANS AND FINANCING

		Consolidated
Domestic	Maturity	12/31/13	12/31/12

Banco do Amazonas S.A. - BASA (a)	12/10/20	119,546	136,543
Banco Itaú BBA S.A. (b)	10/21/15	8,152	13,048
Banco Itaú BBA S.A. (c)	10/17/16	14,019	19,344
Banco Bradesco S.A. (d)	10/27/25	117,778	73,463
Banco Bradesco S.A. (e)	10/26/25	72,784	78,084
Banco Itaú BBA S.A. (f)	05/10/23	42,654	51,237
Banco Santander S.A. (g)	06/22/23	196,730	57,609
Total		571,663	429,328

Current		(61,168)	(50,659)
Noncurrent		510,495	378,669

(a)

On December 17, 2008, subsidiary Pátio Sertório raised a loan of R$90,315 with Banco do Amazonas S.A. - BASA to finance the construction of the mall Shopping Manauara. In the year ended December 31, 2009, the subsidiary obtained new loans totaling R$21,985. These loans bear fixed interest of 10% per year, with possible discount of 15% if payments are made on the maturity date, and have a grace period of 48 months, during which only 50% of interests incurred are paid. The remaining balance of accrued interest will be paid after the grace period together with the principal repayment. The loan is collateralized by the Shopping Manauara property. The Company and subsidiary Sierra Investimentos are guarantors of this transaction.

(b)

On November 16, 2010, subsidiary Sierra Investimentos Brasil Ltda. raised R$20,000 with Banco Itaú BBA S.A. to finance working capital. This loan is subject to average interest linked to CDI plus 2.85% per year. The Company is the guarantor of this transaction. The loan is collateralized by: (i) the Shopping Metrópole property; and (ii) net receivables of Shopping Metrópole. This loan has a six-month grace period for the payment of the first installment of principal. On June 19, 2013, Sierra Investimentos changed the interest rate applied to CDI plus 1.66% per year.

Sonae Sierra Brazil BV SARL and Subsidiaries

(c)

On November 16, 2010, subsidiary Pátio Boavista raised R$27,000 with Banco Itaú BBA S.A. to finance working capital. This loan is subject to average interest linked to CDI plus 3.3% per year. The Company is the guarantor of this transaction. The loan is collateralized by: (i) the Shopping Metrópole property; and (ii) net receivables of Shopping Metrópole. This loan has a six-month grace period for the payment of the first installment of principal. On June 19, 2013, Pátio Boavista changed the interest rate applied to CDI plus 1.78% per year.

(d)

In the period from June to December 2013, subsidiary Pátio Londrina raised R$117,027 with Banco Bradesco S.A. to finance the construction of Shopping Londrina. This loan, in the total amount of R$120,000, bears a fixed rate equivalent to TR (a managed prime rate) plus 10.9% per year. The agreement is effective for 15 years, with a 2-year grace period for repaying the principal, beginning on April 27, 2014. After this period, the outstanding balance will be paid in 155 monthly consecutive installments. The loan is collateralized by the Shopping Londrina property. The Company is the guarantor of this transaction. On December 14, 2012, Pátio Londrina renegotiated the agreed interest rate to TR plus 9.7% per year.

(e)

From August 2010 to February 2012, subsidiary Pátio Uberlândia raised R$77,152 with Banco Bradesco S.A. to finance the construction of Shopping Uberlândia with a fixed rate equivalent to TR plus 11.3% per year. The agreement is effective for 15 years, with a
2-year grace period for the interest installment. After this period, the outstanding balance will be paid in 156 monthly consecutive installments. The loan is collateralized by the Shopping Uberlândia property. The Company is the guarantor of this transaction. On November 21, 2012, Pátio Uberlândia renegotiated the agreed interest rate to TR plus 9.7% per year.

(f)

On June 29, 2011, subsidiary Pátio Boavista raised R$52,651 with Banco Itaú BBA S.A. to finance the expansion of Shopping Metrópole. This loan bears a fixed rate equivalent to TR plus 10.30% per year. The agreement is effective for 7 years, with a 12-month grace period for repaying the principal. After this period, the outstanding balance will be paid in 72 monthly consecutive installments. The Company is the guarantor of this transaction. The loan is collateralized by: (i) the Shopping Metrópole property; and (ii) Shopping Metrópole’s net receivables. On June 19, 2013, Pátio Boavista renegotiated the interest rate applied to TR plus 9.3% per year. On September 23, 2013, Pátio Boavista renegotiated the repayment schedule to 128 monthly consecutive installments; because of this change, the maturity date of the agreement changed from May 10, 2018 to May 10, 2023.

(g)

Between March and December 2012, subsidiary Pátio Goiânia raised R$179,005 with Banco Santander (Brasil) to finance the construction of Passeio das Águas Shopping. The approved funding line, in the total amount of R$200,000, bears a fixed rate equivalent to the TR plus 11.00% per year. The agreement is effective for 12 years, with a 24-month grace period for repaying the principal. After this period, the outstanding balance will be paid in 111 monthly, consecutive installments. The finance is collateralized by Passeio das Águas Shopping property. The Company is the guarantor of this transaction. On December 21, 2012, Pátio Goiânia renegotiated the agreed interest rate to TR plus 9.7% per year.

As of December 31, 2013, the total amount of the properties pledged to the banks, in connection with the borrowings and financing, is R$1,983,836 and the amount of net receivables pledged by Pátio Boavista is R$3,614.

Covenants

The loan agreements entered by the Company and its subsidiaries, described above, do not provide for compliance with any financial ratios, such as debt ratios, expense coverage with interests, etc.

Sonae Sierra Brazil BV SARL and Subsidiaries

Changes in loans and financing for the years ended December 31, 2013 and 2012

Balance as of December 31, 2011 (unaudited)	350,891
New borrowings	78,984
Payments - principal	(11,579)
Interest payments	(29,142)
Interest capitalized on investment property under construction	12,556
Interest allocated to net income	27,618
Balance as of December 31, 2012	429,328
New borrowings	169,825
Payments - principal	(38,161)
Interest payments	(37,844)
Interest capitalized on investment property under construction	12,966
Interest allocated to net income	35,549
Balance as of December 31, 2013	571,663

The noncurrent portion of line item “Loans and financing” as of December 31, 2013, matures as follows:

2015	66,845
2016	62,323
2017	58,232
2018	58,232
2019	58,232
2020 - 2024	188,667
2025 - 2026	17,964
Total	510,495

13.	DEBENTURES

		Consolidated
Debentures	Maturity	12/31/13	12/31/12

Securities - 1st series	02/15/17	97,542	96,514
Securities - 2nd series	02/15/19	233,618	221,538
Loss with derivative transaction in fair value hedge accounting	02/15/19	1,828	—
Total		332,988	318,052

Current		(14,903)	(14,603)
Noncurrent		318,085	303,449

Sonae Sierra Brazil BV SARL and Subsidiaries

On February 15, 2012, the Company issued 30,000 nonconvertible debentures, in two series, with a par value of R$10 each, totaling R$300,000. After the book building procedure carried out on March 2, 2012, which defined the debenture interest, the series can be summarized as follows:

•

1st series: 9,550 debentures, in the total amount of R$95,500, yielding a floating annual rate equivalent to CDI plus 0.96%, with final maturity within five years. Compensation will be paid semiannually.

•

2nd series: 20,450 debentures, in the total amount of R$204,500, yielding a floating annual rate equivalent to consumer price index (IPCA) plus 6.25%, with final maturity within seven years. Compensation will be paid annually.

As described in note 26.3, on August 22, 2013, the Company contracted a derivative instrument (swap) in the notional amount of R$54,500, to partially hedge the inflation rate risk (IPCA) subject to the interest of the 2nd series of debentures. In this transaction, the Company replaced the IPCA + 6.25% per year by the CDI +1.24% per year.

The swap agreement expires within six years and matures on February 15, 2019. This maturity date is the same as the hedged instrument.

This transaction is intended to adjust the Company’s indebtedness, including the change from variable IPCA rate to the CDI. Although both rates are variable, the CDI currently reflects the primary compensation index of the Company’s financial assets and, therefore, is more appropriate to manage financial instruments.

Changes in debentures, recorded in current and noncurrent liabilities, are broken down as follows:

Balance as of December 31, 2011 (unaudited)	—
New borrowings	300,000
Amortizable borrowing costs	(6,834)
Amortized borrowing costs	863
Interest allocated to net income	28,580
Interest payments	(4,557)
Balance as of December 31, 2012	318,052
New borrowings	—
Amortizable borrowing costs	1,111
Interest allocated to net income	35,120
Interest payments	(21,141)
Gain on debentures adjustment in fair value hedging accounting	(1,982)
Loss with derivatives transaction in fair value hedging accounting	1,828
Balance as of December 31, 2013	332,988

Sonae Sierra Brazil BV SARL and Subsidiaries

The debenture, classified in noncurrent liabilities, will be repaid as follows:

	Principal and interests	Unamortized cost	R$

2015	—	(1,111)	(1,111)
2016 (repayment of 50% of 1st series)	47,750	(1,111)	46,639
2017 (repayment of 50% of 1st series)	47,750	(744)	47,006
2018 (repayment of 50% of 2nd series)	113,167	(671)	112,496
2019 (repayment of 50% of 2nd series)	113,167	(112)	113,055
Total	321,834	(3,749)	318,085

Covenants

The debenture indenture subjects the Company to covenants, which are related mainly to financial ratios, as Earnings Before Interest, Taxes, Depreciation and Amortization - EBITDA (*), net debt and net financing expenses. Below we demonstrate the contractually required ratios:

Contractually required ratio

Net debt/EBITDA	Equal or less than 3.5
EBITDA/Net financing expenses	Equal or greater than 1.75

As of December 31, 2013, the Company’s management believes that it is compliant with all covenants.

(*)	The indenture defines EBITDA as net income before net financial expenses (including net currency exchange variations), income and social contribution taxes, depreciation and amortization.
14.	PAYABLES FOR PURCHASE OF ASSET

	Consolidated
	12/31/13	12/31/12

Acquisition of equity interest in shopping mall (a)	31,840	49,108
Acquisition of land (b)	—	29,302
Total	31,840	78,410

Current	(21,186)	(49,491)
Noncurrent	10,654	28,919

Sonae Sierra Brazil BV SARL and Subsidiaries

Changes in trade accounts payable - acquisition of assets are as follows:

Balance as of December 31, 2011 (unaudited)	25,000
Acquisition of equity interest in shopping mall (a)	63,701
Payment of principal	(18,040)
Financial charges allocated to profit or loss	4,162
Financial charges capitalized under investment property under construction	4,302
Financial charges paid	(715)
Balance as of December 31, 2012	78,410
Payment of principal	(18,264)
Financial charges allocated to profit or loss	3,148
Financial charges paid	(2,151)
Financial charges capitalized under investment property under construction	607
Write-off - barter transaction of Boulevard Londrina Shopping	(29,910)
Balance as of December 31, 2013	31,840

(a)

The balance payable refers to an asset barter transaction with cash consideration involving Shopping Center Penha for acquisition of stake in Shopping Plaza Sul. Such account payables will be settled in 42 equal consecutive installments of R$1,522 (original value), adjusted based on the CDI. As of December 31, 2013, 18 installments are outstanding.

(b)

The amount payable as of December 31, 2012 refers to the plot of land located in the city of Londrina. In consideration for the land, an undivided interest equivalent to 11.36% in the Boulevard Londrina project will be transferred. With the opening of the mall on May 3, 2013, the subsidiary Pátio Londrina completed this barter transaction by handing over the 11.36% undivided interest in the mall (see note 10.d).

15.	KEY MONEY
		Consolidated
Subsidiary	Shopping mall	12/31/13	12/31/12

Pátio Boavista	Boavista Shopping	2,962	3,047
Pátio Sertório	Shopping Manauara	2,007	7,628
Pátio Uberlândia	Uberlândia Shopping	5,021	8,432
Pátio Londrina	Boulevard Londrina	6,839	7,250
Pátio Goiânia	Passeio das Águas	7,270	2,818
Fundo de Investimento Imobiliário I	Shopping Parque D. Pedro	1,092	1,520
Fundo de Investimento Imobiliário II	Shopping Parque D. Pedro	193	269
Total		25,384	30,964

Current		(8,340)	(6,863)
Noncurrent		17,044	24,101

Key money refers to the lease agreements for the use of property space, payable by tenants from the time the point of sales lease agreement is executed. New tenants pay for the right to use commercial locations in the shopping malls, upon the launching of new projects, expansions or when a store is returned. These amounts are negotiated based on the market value of the locations.

Sonae Sierra Brazil BV SARL and Subsidiaries

The key money amounts are billed according to the lease term, up to 60 months, and are recognized on a straight-line basis in the statement of income over the lease agreement period.

16.	RESERVE FOR CIVIL, TAX, LABOR AND SOCIAL SECURITY RISKS

The Company and its subsidiaries are parties to civil, tax, labor and social security lawsuits at different courts and levels. Based on the opinion of its legal counsel, the Company’s management recorded a reserve for lawsuits whose likelihood of an unfavorable outcome is considered probable. The reserve for risks is broken down as follows:

	Consolidated
	12/31/13	12/31/12

Labor and social security (a)	3,477	4,191
Tax (b)	3,754	3,597
Civil (c)	682	1,651
Total	7,913	9,439

Changes in the reserve for civil, tax, labor and social security risks

	Consolidated
	Labor and social security (a)	Tax (b)	Civil (c)	Total

Balance as of December 31, 2011 (unaudited)	5,375	3,455	1,455	10,285
Addition	1,399	—	373	1,772
Inflation adjustments (*)	357	142	231	730
Payments	—	—	(6)	(6)
Reversals	(2,940)	—	(402)	(3,342)
Balance as of December 31, 2012	4,191	3,597	1,651	9,439
Addition	665	—	23	688
Inflation adjustments (*)	335	157	75	567
Payments	—	—	(32)	(32)
Reversals	(1,714)	—	(1,035)	(2,749)
Balance as of December 31, 2013	3,477	3,754	682	7,913

(*)	Adjusted for inflation in accordance with the specific indexes defined by the respective courts or legislation in force.

Sonae Sierra Brazil BV SARL and Subsidiaries

(a)	Labor and social security

As of December 31, 2013, the Company and its subsidiaries whose contingency in the amount of R$1,210 (R$1,197 as of December 31, 2012) was assessed as a probable loss by the legal counsel.

For the social security risks, as of December 31, 2013, the Company maintained a reserve of R$2,267 (R$2,994 as of December 31, 2012) according to the legal counsel’s opinion, which estimated that the likelihood of loss on these lawsuits is probable.

(b)	Tax

IRRF, CIDE, CPMF and CADE

The Company is claiming the suspension of the payment of IRRF, economic intervention contribution (CIDE) and tax on banking transaction (CPMF) on payments made abroad. The historical amounts of such lawsuits correspond to the total amount of R$3,344 (R$3,187 as of December 31, 2012), which are deposited in escrow and accrued, since the likelihood of loss on these lawsuits is probable.

The CIDE and IRRF lawsuits had an unfavorable decision to the Company on appellate court and await ruling at special appeal.

There was a final and unappealable decision on the lawsuit challenging the CPMF levied an unfavorable decision of foreign payments to subsidiary Sierra Investimentos. This decision will not require disbursements since the court costs have already been paid and the subsidiary was not sentenced to pay attorney’s fees to the prevailing party arising from the injunction. Presently, subsidiary Sierra Investimentos awaits the settlement of the escrow deposit, which amounts to R$1,278, in order to write off the tax credit.

Additionally, Sierra Investimentos recognizes a reserve for contingencies and made an escrow deposit of R$410, corresponding to the administrative fine imposed by the CADE (Brazilian antitrust agency). As of December 31, 2012, this lawsuit had already obtained a final and un-appealable decision. Presently, Sierra Investimentos is awaiting the withdrawal of the escrow deposits made by the CADE to settle the fine, with no impact on net income.

(c)	Civil

The Company’s subsidiaries are defendants in several lawsuits arising from their regular business activities, especially involving compensation, contract termination and shopping mall rental renewal and revision lawsuits.

The Company’s subsidiaries are plaintiffs in lawsuits mostly related to evictions (due to default and contractual breaches), executions and collections.

The Company and its subsidiaries are parties to other tax, civil, labor and social security lawsuits arising from the normal course of their business and whose likelihood of loss is possible. These lawsuits amounted to R$70,695 as of December 31, 2013 and R$68,321 as of December 31, 2012. The Company does not expect a material impact on its financial statements. The main lawsuits are described as follows:

Sonae Sierra Brazil BV SARL and Subsidiaries

(i)

The subsidiary Pátio Sertório Shopping Ltda. filed suit against the building company responsible for the construction of Manauara Shopping. It refers to an action involving rescission of contract combined with indemnity for pain and suffering, claiming payment of compensation due to nonperformance and irregularities in the construction of Manauara Shopping. Additionally, subsidiary Pátio Sertório Shopping Ltda. is a defendant in a lawsuit started by the building company, claiming payment of the updated amount of R$25,253 related to the execution of the construction of Manauara Shopping. Currently the proceeding awaits ruling at lower court.

(ii)

The subsidiary Pátio Londrina is a party to an arbitration proceeding filed against the building company responsible for the construction of Boulevard Londrina Shopping. The counterparty claims compensation for the agreement termination, damages, pain and suffering for the non-compliance of the construction schedule and the resulting delay of the project’s opening. The building company claims compensation for pain and suffering, damages and loss of profits in the updated amount of R$35,958. Currently the proceeding awaits the arbitration award.

Escrow deposits

Breakdown of escrow deposits:

	Consolidated
	12/31/13	12/31/12

Labor and social security	454	85
Tax	4,206	3,597
Civil	7,017	6,268
Total	11,677	9,950

On March 5, 2012, subsidiary Pátio Sertório made an escrow deposit amounting to R$6,112 related to the lawsuit filed by the building company responsible for the construction of the mall, Manauara Shopping, for amounts of the contractual retention made during construction.

17.	TAXES PAYABLE

	Consolidated
	12/31/13	12/31/12

Income tax and social contribution (*)	4,163	61,414
Withholding income taxes (IRRF)	1,355	1,368
Social Security Funding Tax on Revenue (COFINS)	1,355	1,387
Social Integration Program Tax on Revenue (PIS)	304	304
Services tax (ISS)	523	934
Other	200	481
Total	7,900	65,888

(*)	As of December 31, 2012, the balance mainly referred to the tax calculated on the capital gain earned on the investment property sale transactions described in note 10.

Sonae Sierra Brazil BV SARL and Subsidiaries

18.	EQUITY - COMPANY
18.1.	Capital

As of December 31, 2013, the authorized share capital of the Company amounts to €91,000, divided into 910 ordinary shares with a nominal value of €100 each.

As of December 31, 2013, the issued and paid-up capital amounts to R$48, equivalent to €18,400, divided into 92 A Shares and 92 B Shares, with a nominal value of €100 each.

18.2.	Capital and share premium

On April 4, 2012 it was approved by the shareholders that the Company repays share premium to the shareholders in the amount of R$2,492, equivalent to €1,000,000 of the Company to Sierra Investimentos and the amount of R$2,492, equivalent to €1,000,000 of the Company to DDR Luxembourg SARL.

18.3.	Dividends

Company

For the 2014 Stub Period (unaudited) and the years ended December 31, 2013 and 2012, the Company paid dividends totaling R$8,797 (unaudited), R$41,620 and R$31,445, respectively.

Sonae Sierra Brasil S.A.

Under the Sonae Sierra Brasil S.A. bylaws, shareholders are entitled to minimum dividends of 25% of net income adjusted pursuant to the Brazilian Corporate Law. These realized minimum mandatory dividends were recorded by the subsidiary as of December 31, 2013 and 2012 in the amounts of R$34,772 and R$26,748, respectively.

On May 15, 2012, Sonae Sierra Brasil S.A. paid R$24,456 (R$16,300 to controlling shareholders and R$8,156 to non-controlling shareholders).

On May 15, 2013, Sonae Sierra Brasil S.A. paid R$26,748 (R$17,828 to controlling shareholders and R$8,920 to non-controlling shareholders).

The realized minimum mandatory dividends related to non-controlling interests as of December 31, 2013 and 2012 amount to R$11,596 and R$8,920, respectively.

Fundos de Investimento Imobiliário I and II

Fundos de Investimento Imobiliário I and II distribute to unit holders a minimum of 95% of their income even though in excess of the revenue (expenses) (cash basis), calculated based on the existing cash and cash equivalents payable to unit holders registered as such on the closing of the last business day of the month preceding the respective payment.

For the 2014 Stub Period (unaudited) and the years ended December 31, 2013 and 2012, dividends paid totaled R$7,096 (unaudited), R$21,852 and R$22,672, respectively.

Sonae Sierra Brazil BV SARL and Subsidiaries

As of December 31, 2013 and 2012, the balances of dividends payable related to non-controlling interests amount to R$2,837 and R$3,015, respectively.

18.4.	Earnings per share

As required by IAS 33 - Earnings per Share, below is the reconciliation of net income to the amounts used to calculate the basic earnings per share.

The Company has no debt convertible into shares or stock options granted; therefore, the diluted earnings per share were equal to the basic earnings per share calculated as follows:

	Consolidated
	2014 Stub Period (unaudited)	12/31/13	12/31/12

Net income for the year attributable to the Company’s owners	23,809	232,667	182,409
Weighted average of outstanding common shares	184	184	184
Basic earnings per share	129	1,264	991

19.	NET OPERATING REVENUE FROM RENTALS, SERVICES AND OTHER

	Consolidated
	2014 Stub Period (unaudited)	12/31/13	12/31/12

Gross revenue:
Rentals	88,664	243,457	224,350
Revenue from services	7,539	20,202	17,763
Parking revenue	9,785	27,919	26,471
Key money	5,612	18,993	12,064
Other income	1,014	5,198	2,784
Total	112,614	315,769	283,432
Deductions:
Taxes on rentals and services	(5,679)	(20,968)	(18,255)
Discounts and abatements	(9,223)	(19,047)	(8,326)
Total	(14,902)	(40,015)	(26,581)
Net revenue	97,712	275,754	256,851

Sonae Sierra Brazil BV SARL and Subsidiaries

20.	EXPENSES BY NATURE

	Consolidated
	2014 Stub Period (unaudited)	12/31/13	12/31/12

Depreciation and amortization	845	2,330	1,790
Personnel	12,160	31,694	28,676
Services rendered by third parties	3,227	11,438	10,507
Cost of occupancy (vacant stores)	7,522	14,501	6,111
Costs of contractual agreements with tenants	3,288	6,299	2,219
Allowance for (reversal of) doubtful accounts receivable	2,560	2,792	2,401
Rent	995	2,756	2,571
Others	2,942	9,543	9,296
Total	33,539	81,353	63,571

Classified as:
Cost of rentals, services and other	24,330	58,715	43,177
General and administrative expenses	9,209	22,638	20,394

21.	OTHER OPERATING INCOME, NET

	Consolidated
	2014 Stub Period (unaudited)	12/31/13	12/31/12

Gain on the sale of investment properties	—	—	30,758
Sales transaction costs	—	—	(6,048)
Other	956	5,621	3,091
Total	956	5,621	27,801

Sonae Sierra Brazil BV SARL and Subsidiaries

22.	FINANCIAL INCOME (EXPENSES), NET

	Consolidated
	2014 Stub Period (unaudited)	12/31/13	12/31/12

Financial income:
Loans and receivables:
Interest from short-term investments	17,820	41,374	49,607
Interest receivable	876	1,333	1,364
Monetary and exchange variations	61	2,875	369
Other	1,916	2,726	1,328
	20,673	48,308	52,668
Fair value through profit and loss-
Gain arising from debenture adjustment hedged in a fair value hedge accounting	581	1,982	—
	581	1,982	—
	21,254	50,290	52,668
Financial expenses:
Other financial liabilities:
Monetary and exchange variations	(895)	(31)	(2,930)
Interest on loans and financing	(18,175)	(35,549)	(27,618)
Interest on payables for purchase of land	(937)	(3,148)	(4,162)
Interest on debentures	(16,016)	(36,231)	(29,443)
Other	(145)	(1,123)	(1,605)
	(36,168)	(76,082)	(65,758)
Fair value through profit and loss-
Loss on derivatives designated as a hedging instrument in a fair value hedge accounting	(1,395)	(1,828)	—
	(1,395)	(1,828)	—
	(37,563)	(77,910)	(65,758)
Total, net	(16,309)	(27,620)	(13,090)

Sonae Sierra Brazil BV SARL and Subsidiaries

23.	INCOME TAX AND SOCIAL CONTRIBUTION
a)	Income tax and social contribution expense

The Company and its subsidiaries’ operations are located in Brazil; therefore, the reconciliation of income tax expense was prepared according to the statutory rates in Brazil.

	Consolidated
	2014 Stub Period (unaudited)	12/31/13	12/31/12

Income before income tax and social contribution	47,920	519,831	405,009
Statutory rate	34%	34%	34%
Expected income tax and social contribution charge, at statutory rate	(16,293)	(176,743)	(137,703)
Effect of income tax and social contribution on permanent differences:
Equity in investees	341	2,701	1,639
Other permanent differences	851	326	(185)
Effect of income tax and social contribution on temporary differences and tax loss carryforwards:
Temporary differences	(639)	91	(927)
Tax loss carryforwards (**)	(890)	(28,482)	(1,488)
Effect of taxation of subsidiaries taxed based on deemed income	956	1,568	4,237
Effect of different taxation of Fundos de Investimento Imobiliário I and II (*)	4,430	38,117	33,870
Income tax and social contribution expense at effective rate	(11,244)	(162,422)	(100,557)
Effective rate	23%	31%	25%

(*)	Fundos de Investimento Imobiliário I and II are tax exempt (see details in note 2.22).
(**)	Deferred income taxes on tax losses not recognized.
b)	Deferred income tax and social contribution

Based on analyses of the multi-year operating projections, the Company and its subsidiaries recognized tax credits related to tax loss carryforwards and temporary differences in prior years.

Maintenance of tax credits from tax loss carryforwards (deferred income tax and social contribution tax loss carryforwards) is supported by future earnings projections prepared by the Company’s management and periodically reviewed, for the next ten years, to determine the recoverability of tax loss carryforwards and temporary differences.

Sonae Sierra Brazil BV SARL and Subsidiaries

Deferred income tax and social contribution are broken down as follows:

	12/31/13	12/31/12

Tax loss carryforward	8,249	4,686
Reserve for civil, tax, labor and social security risks	1,767	598
Allowance for doubtful accounts	2,174	1,979
Other temporary reserves	(9)	(2,971)
Change in fair value of investment property	(532,936)	(395,374)
Other	—	178
Total deferred income tax and social contribution	(520,755)	(390,904)

In noncurrent assets	5,036	20,693
In noncurrent liabilities	(525,791)	(411,597)

Recognized noncurrent tax credits totaling R$17,226 as of December 31, 2013 should be realized within up to ten years, as shown below:

Year	Consolidated

2014	361
2015	—
2016	268
2017	1,707
2018	2,963
2019 - 2023	11,927
Total	17,226

24.	RELATED-PARTY TRANSACTIONS

In the course of the Company’s business, controlling shareholders, subsidiaries, the associates and condominiums (related parties) carry out commercial and financial intercompany transactions. These commercial transactions primarily include management of shopping malls (common charges and promotion fund).

Sonae Sierra Brazil BV SARL and Subsidiaries

Balances with related parties as of December 31, 2013 and 2012 are as follows:

Balance sheet	Purpose	12/31/13	12/31/12

Current assets-
Affiliates:
Condomínio Shopping Center Penha	(a)	110	—
Condomínio Civil Center Shopping São Bernardo	(b)	420	—
Condomínio Tivoli Shopping Center	(b)	64	—
Condomínio Franca Shopping Center	(b)	58	—
Condomínio Parque Dom Pedro Shopping	(b)	633	5
Condomínio Shopping Center Plaza Sul	(b)	143	—
Total (a)		1,428	5

Noncurrent assets-
Affiliates:
Condomínio Manauara	(c)	341	—
Condomínio Shopping Center Plaza Sul	(c)	933	125
Condomínio Boulevard Londrina Shopping	(c)	3,561	—
Condomínio Passeio das Águas Shopping	(c)	1,889	—
Condomínio Uberlândia Shopping	(c)	2,712	1,316
Total		9,436	1,441

Sonae Sierra Brazil BV SARL and Subsidiaries

		Consolidated
Profit or loss	Purpose	2014 Stub Period (unaudited)	12/31/13	12/31/12

Operating revenue-
Affiliates:
Condomínio Shopping Center Penha	(b)	450	1,317	1,241
Condomínio Civil Center Shopping São Bernardo	(b)	363	1,022	1,081
Condomínio Tivoli Shopping Center	(b)	196	567	520
Condomínio Shopping Pátio Brasil	(b)	—	—	632
Condomínio Franca Shopping Center	(b)	153	439	412
Condomínio Boavista Shopping	(b)	308	901	877
Condomínio Shopping Center Plaza Sul	(b)	558	1,606	1,504
Condomínio Parque Dom Pedro Shopping	(b)	1,064	2,908	2,750
Condomínio Campo Limpo Shopping	(b)	304	887	818
Condomínio Manauara Shopping	(b)	633	1,849	1,726
Uberlândia Shopping	(b)	426	1,265	911
Boulevard Londrina Shopping	(b)	458	851	—
Passeio das Águas Shopping	(b)	598	245	—
Total		5,511	13,857	12,472

(a)	Included in the balance of receivables, net and other receivables.
(b)

Refers to revenue from services provided by the subsidiary Unishopping Consultoria Ltda., which relates to the management of common charges and the promotion fund of the condominiums. This revenue is recognized in line item “Revenue from services”, as disclosed in note 19.

(c)	Refers to loans to condominiums described in note 7.
25.	OPERATING SEGMENTS REPORTING

Segment reporting is used by the Company’s top management to make decisions about resources to be allocated to a segment and assess its performance.

Therefore, the Company’s segments reportable pursuant to IFRS 8 are as follows:

a)	Development and management

Refers to the provision of asset and property management services to shopping malls tenants and owners, brokerage services, and development of a project for a new shopping mall.

Sonae Sierra Brazil BV SARL and Subsidiaries

b)	Investment

Refers to the rental of store space to tenants and other commercial space, such as sales stands, rental of commercial space for advertising and promotion, operation of parking lots, and the property space (key money) lease fee.

(i)	Segment reporting of asset

	12/31/13
	Development and management	Investment	Total

Asset	32,996	4,510,639	4,543,635

	12/31/12
	Development and management	Investment	Total

Asset	25,819	4,057,588	4,083,407

Sonae Sierra Brazil BV SARL and Subsidiaries

(ii)	Segment reporting of statement of income

	2014 Stub Period (unaudited)	2013	2012

Shopping mall gross revenue by segment:
Development and management	16,135	45,625	44,653
Investment	105,075	295,568	265,669
Elimination of inter-segment revenue	(8,596)	(25,424)	(26,890)
Total	112,614	315,769	283,432

Deductions:
Taxes	(5,679)	(20,968)	(18,255)
Discounts and rebates	(9,223)	(19,047)	(8,326)
Total	(14,902)	(40,015)	(26,581)

Net operating revenue	97,712	275,754	256,851

Shopping mall costs and general and administrative expenses by segment:
Development and management	(12,497)	(36,993)	(39,530)
Investment	(29,639)	(69,784)	(50,931)
Elimination of inter-segment cost	8,597	25,424	26,890
Total	(33,539)	(81,353)	(63,571)

Adjusted operating profit	64,173	194,401	193,280
Operating income before financial income (expenses)	64,229	547,451	418,099

Other tax expenses	1,903	4,834	1,389
Equity pick-up	(1,003)	(7,945)	(4,821)
Changes in fair value of investment property	—	(344,318)	(193,586)
Other operating income, net	(956)	(5,621)	(27,801)

Adjusted operating profit	64,173	194,401	193,280

The operations related to the development, management and investment of shopping malls are located only in Brazil. Therefore, the Company does not present analyses of revenues by geographical area.

26.	FINANCIAL INSTRUMENTS

The Company and its subsidiaries conduct transactions involving financial instruments, all of which are recorded in balance sheet accounts, which are intended to meet their operating and financial needs.

Sonae Sierra Brazil BV SARL and Subsidiaries

These financial instruments are managed based on policies, definition of strategies and establishment of control systems, which are duly monitored by the management of the Company and its subsidiaries, with a view to maximize shareholder value and achieve a balance between debt and equity capital.

The Company and its subsidiaries’ main financial instruments are represented by:

a)	Cash and cash equivalents, restricted investments and escrow deposits: are classified as loans and receivable and their carrying amount is equivalent to the assets’ fair value.
b)	Trade accounts receivable and loans to condominiums: are classified as loans and receivables and recorded at the contracted amounts, which approximate market
c)	Loans and financing: are classified as other financial liabilities and the fair value is determined using generally accepted pricing models based on analyses of discounted cash flows
d)	Debentures: are classified as other financial liabilities (part of the debentures issued by the Company, subject to fair value hedge, is stated at fair value).
e)	Domestic trade accounts payables: are classified as other financial liabilities and recorded at the contracted amounts, which approximate market.

Sonae Sierra Brazil BV SARL and Subsidiaries

As of December 31, 2013 and 2012, the carrying amounts and fair values of the Company’s and its subsidiaries’ financial instruments are as follows:

			12/31/13		12/31/12
Type	Classification	Fair value hierarchy	Carrying amount	Fair value	Carrying amount	Fair value

Assets:
Cash and cash equivalents	Loans and receivables	Level 2	429,347	429,347	687,444	687,444
Trade accounts receivable	Loans and receivables	Level 2	54,255	54,255	45,820	45,820
Restricted investments	Loans and receivables	Level 2	6,124	6,124	4,065	4,065
Loans to condominiums	Loans and receivables	Level 2	9,436	9,436	1,441	1,441
Escrow deposits	Loans and receivables	Level 2	11,677	11,677	9,950	9,950

Liabilities:
Loans and financing	Other financial liabilities	Level 2	571,663	571,663	429,328	429,328
Debentures	Other financial liabilities	Level 2	273,125	266,906	318,052	346,989
Debentures	Fair value through profit and loss	Level 2	58,035	58,035	—	—
Domestic trade accounts payable	Other financial liabilities	Level 2	49,812	49,812	31,460	31,460
Derivatives	Fair value through profit and loss	Level 2	1,828	1,828	—	—

The measurement of financial instruments is grouped into levels 1 to 3, based on the fair value hierarchy:

•	Level 1 - quoted prices in active markets for identical assets and liabilities.
•

Level 2 - other techniques according to which all inputs with significant effects on the fair value are observable, either directly or indirectly. The fair values of the financial assets and financial liabilities included in the level 2 category above have been determined in accordance with generally accepted pricing models based on a discounted cash flow analysis, with the most significant inputs being the discount rate that reflects the credit risk of counterparties.

•	Level 3 - techniques that use inputs with significant effects on fair value not based on observable market inputs.

According to their nature, financial instruments may involve known or unknown risks, and the Company’s judgment is important to the risk assessment. Thus, risks may exist with or without guarantees depending on circumstantial or legal aspects. The main market risk factors that may affect the Company’s business are as follows:

26.1.	Credit risk

The Company has a large customer base and constantly monitors trade receivables using internal controls, which limit the risk of default. The allowance for doubtful accounts is recognized in an amount considered by management as sufficient to cover probable losses on the collection of receivables, based on the following criterion: allowance of 100% for receivables past due over 120 days.

The credit risk related to cash and cash equivalents is limited as the counterparties are represented by banks, with a high rating assigned by international credit rating agencies.

Sonae Sierra Brazil BV SARL and Subsidiaries

26.2.	Price fluctuation risk

The Company’s revenue consists of rentals received from shopping mall tenants. In general, rentals are adjusted based on the annual fluctuation of IPCA, as provided in the lease agreements. The rental levels may vary according to adverse economic conditions and, consequently, the revenue level may be affected. Management monitors these risks in order to minimize impacts on its business.

26.3.	Interest rate risk

Results from the portion of debt contracted with interest linked to the CDI, TR and IPCA and involves the risk of increase in financial expenses as a result of unfavorable rates.

The Company contracted non-speculative derivatives (swap) to partially hedge the inflation rate risk (IPCA) subject to interest of the 2nd series of debentures, as follows:

						Fair value	Passive
	Initial	Maturity	Notional	Active	Passive	Active	index
Type	date	date	amount	index edge	index edge	Index edge	edge	Amount

Swap	08/22/13	02/15/19	54.500	IPCA + 6,25% p.a.	CDI + 1,24% p.a.	57,882	59,710	(1,828)

The aforementioned swap transaction was designated by the Company as a fair value hedge accounting transaction. The fair value of debentures, which is the subject matter of the swap transaction, corresponds to a gain of R$1,982 (see notes 13 and 22).

26.4.	Currency risk

Trade receivables and trade payables are denominated in Brazilian reais and are not exposed to exchange fluctuations.

26.5.	Capital risk

The Company and its subsidiaries manage their capital to ensure regular business continuity and, at the same time, maximize return for all stakeholders or parties involved in their operations, by optimizing debt and equity balance.

The Company and its subsidiaries’ equity structure consists of loans and financing and debentures detailed in notes 12 and 13, less cash and cash equivalents, and consolidated shareholders’ equity (including capital, reserves and non-controlling interests, as mentioned in note 18).

26.6.	Liquidity risk management

The Company and its subsidiaries manage the liquidity risk by maintaining proper reserves, bank and other credit facilities to raise new borrowings that they consider appropriate, based on the continuous monitoring of budgeted and actual cash flows, and the combination of the maturity profiles of financial assets and financial liabilities.

Sonae Sierra Brazil BV SARL and Subsidiaries

Liquidity risk and interest tables

The tables below detail the remaining contractual maturity of the Company’s financial liabilities and the contractual payment periods. These tables were prepared in accordance with undiscounted cash flows of financial liabilities, based on the closest date when the Company and its subsidiaries should settle the corresponding obligations. The tables include interest and principal cash flows. As interest flows are based on floating rates, the undiscounted amount was based on the interest curves at year-end. Contractual maturity is based on the most recent date when the Company and its subsidiaries should settle the related obligations.

December 31, 2013	Weighted average effective interest rate	Less than one month	From one to three months	From three months to one year	Between one and five years	More than five years	Total

Loans and financing	9.66%	6,963	13,704	83,517	391,302	325,980	821,466
Debentures	11.68%	—	20,544	6,557	333,344	163,565	524,010

Sensitivity analysis on financial instruments

Considering the financial instrument previously described, the Company and its subsidiaries have developed a sensitivity analysis based on 25% and 50% fluctuations in the risk variable taken into consideration. These scenarios may impact the Company and its subsidiaries’ net income and/or future cash flows, as described below:

•	Base scenario: maintenance of interest in the same levels as those as of December 31, 2013.
•	Adverse scenario: a 25% fluctuation of the main risk factor of the financial instrument compared to the level as of December 31, 2013.
•	Remote scenario: a 50% fluctuation of the main risk factor of the financial instrument compared to the level as of December 31, 2013.

Sonae Sierra Brazil BV SARL and Subsidiaries

Assumptions

As described above, the Company believes that it is mainly exposed to the risks of fluctuation of the CDI, TR and IPCA, which is the basis to adjust a substantial portion of short-term investments and loans and financing. Accordingly, the table below shows the indices and rates used to prepare the sensitivity analysis:

Assumptions	Base scenario	Adverse scenario	Remote scenario

CDI fluctuation:
Short-term investments	10.34%	7.76%	5.17%
Loans, financing, debentures and swap derivatives	10.34%	12.93%	15.51%

TR fluctuation-
Loans, financing and debentures	0.20%	0.25%	0.30%

IPCA fluctuation-
Debentures	5.76%	7.20%	8.64%
Swap derivatives	5.76%	4.32%	2.88%

Management analysis

			Consolidated
Risk factor	Financial instrument	Risk	Base scenario (*)	Adverse scenario	Remote scenario

Short-term investments	Interest rate	Decrease in CDI rate	43,717	32,809	21,859
Loans	Interest rate	Increase in CDI rate	2,282	2,852	3,423
Loans	Interest rate	Increase in TR rate	860	1,075	1,290
Debentures	Interest rate	Increase in CDI rate	9,986	12,343	14,812
Debentures	Interest rate	Increase IPCA rate	11,779	14,545	17,454

Swap derivatives	Inflation index And interest rate	Increase in CDI rate And decrease in IPCA	2,898	5,282	7,667

(*)	The Company’s base scenario is comprised of interest estimated for the next 12-month period.

The Company’s management understands that the market risks originated from other financial instruments are immaterial.

Sonae Sierra Brazil BV SARL and Subsidiaries

27.	INSURANCE

As of December 31, 2013, insurance is as follows:

Insured amount

Civil liability (shopping mall operations)	213,684
Fire	1,765,725
Loss of profits	250,611
Windstorm/smoke	117,276

28.MANAGEMENT COMPENSATION

For the 2014 Stub Period (unaudited) and during the years ended December 31, 2013 and 2012, expenses on management compensation are broken down as follows:

	Consolidated
	2014 Stub Period (unaudited)	12/31/13	12/31/12

Payroll and related taxes	943	3,639	3,825
Variable compensation	660	2,012	1,928
Benefits	103	364	335
Total	1,706	6,015	6,088

These amounts are recorded in line item “Cost of rents and services”, in the statement of income.

The amounts referring to the compensation of key management personnel are represented by short and long-term benefits, substantially corresponding to management fees and sharing profit (including performance bonuses). The Company and its subsidiaries do not pay post-employment benefits or share-based compensation.

As of December 31, 2013, the balance of line item “Accrual for variable compensation”, totaling R$1,469 (R$1,200 as of December 31, 2012), stated in noncurrent liabilities, includes only variable compensation (performance bonuses) awarded to the subsidiary Sonae Sierra Brasil S.A.’s officers.

Additionally, as approved at the annual General and Extraordinary Shareholders’ Meeting (AGO/E) held on April 25, 2013, the overall compensation to Directors and Officers of the subsidiary Sonae Sierra Brasil S.A. in 2013 is R$10,000.

Sonae Sierra Brazil BV SARL and Subsidiaries

29.	ADDITIONAL DISCLOSURES ON CASH FLOWS

The Company and its subsidiaries conducted the following noncash transactions:

	Consolidated
	2014 Stub Period (unaudited)	12/31/13	12/31/12

Capitalized interest in properties for investment in construction (see notes 12 and 14)	—	13,573	16,920
Purchase of land (see note 10)	—	—	63,701
Increase in trade payables due to properties for investment in construction	—	28,360	11,171
Transfer of construction in progress and advances to suppliers of property and equipment and intangible assets	138	3,533	3,302
Barter transaction of Boulevard Londrina Shopping	—	29,910	—

30.	COMMITMENTS

With the enactment of Law 12024, dated August 27, 2009, which describes the tax treatment applicable to income earned by real estate investment funds, the administrator of Fundo de Investimento Imobiliário I, Banco Ourinvest S.A., stopped retaining IRRF on income paid to a certain shareholder headquartered in Brazil. In view of the inquiry made by Banco Ourinvest S.A., to the Federal Revenue Service on the content and scope of this law, Sierra Investimentos committed to an agreement entered into with this bank, dated October 29, 2009, to make a short--term investment under custody to cover a possible collection of the tax that is not being withheld. At the same date, Parque D. Pedro 1 BV/SARL (a Luxembourg company belonging to the same corporate group of the Company) and Sierra Investimentos, entered into an agreement under which Parque D. Pedro 1 BV/SARL agrees to reimburse Sierra Investimentos for any type of risk arising from the nonpayment of tax by Banco Ourinvest S.A.

As of May 13, 2010, the federal government filed an appeal against the federal lower court decision. On June 11, 2010, Banco Ourinvest S.A. filed its counter-arguments and currently awaits the appellate court decision.

As of December 31, 2013, subsidiary Sierra Investimentos has R$833 receivable from Banco Ourinvest S.A., as a result of the agreement entered into on October 29, 2009. These receivables are classified in line item “Other receivables”, in noncurrent assets (see note 5). In addition, the subsidiary Sierra Investimentos has a balance of R$6,124 (R$4,065 as of December 31, 2012) in restricted investments, stated in noncurrent assets.

Sonae Sierra Brazil BV SARL and Subsidiaries

31.	SUPPLEMENTAL INFORMATION - RECONCILIATION OF EQUITY AND NET INCOME BETWEEN U.S. GAAP AND IFRS, AS ISSUED BY IASB

The Company presents in this note the reconciliation of equity and net income between the amounts calculated in accordance with the U.S. GAAP and IFRS for the 2014 Stub Period (unaudited) and for the years ended December 31, 2013 and 2012 as follows:

Reconciliation

Reconciliation of shareholders’ equity as of December 31, 2013 and 2012:

		Consolidated
	Note	12/31/13	12/31/12

Shareholders’ equity as reported under IFRS		2,951,605	2,669,263
Adjustment of the fair value of investment property	(a)	(3,946,171)	(3,248,095)
Effect of cost of investment property	(a)	2,300,796	1,918,798
Effect of depreciation of investment property	(a)	(186,360)	(152,754)
Write-off of prepaid commission expenses	(c)	10,943	10,527
Campo Limpo Empreendimentos e Participações Ltda.	(d)	(22,538)	(17,474)
Other differences		(1,874)	6,378
Effect of deferred income tax and social contribution	(e)	505,141	377,128
Shareholders’ equity under U.S. GAAP		1,611,542	1,563,771

Sonae Sierra Brazil BV SARL and Subsidiaries

Reconciliation of income for the 2014 Stub Period (unaudited) and for the years ended December 31, 2013 and 2012:

		Consolidated
	Note	2014 Stub Period (unaudited)	12/31/13	12/31/12

Net income as reported under IFRS		36,676	357,409	304,452
Adjustment of the fair value of investment property	(a)	—	(344,318)	(193,586)
Effect of depreciation	(a)	(16,899)	(36,596)	(26,486)
Interest capitalized on investment property under construction	(b)	625	29,213	24,601
Write-off of prepaid commission expenses	(c)	(1,396)	416	(2,198)
Campo Limpo Empreendimentos e Participações Ltda.	(d)	(108)	(5,064)	(2,312)
Effect of deferred income tax and social contribution	(e)	(651)	128,013	51,096
Gain on sales of investment properties	(f)	—	—	174,527
Income tax and social contribution related to gain on sales of investment properties	(f)	—	—	(60,073)
Other differences		(251)	(1,271)	3,496
Net income under U.S. GAAP		17,996	127,802	273,517

Summary of main differences between U.S. GAAP and IFRS:

(a)	Investment properties

Under IFRS, investment properties are measured initially at their cost, including transaction costs. After initial recognition, investment properties are measured at fair value. The gain or loss from the change in fair value of investment properties in operation are recognized in profit or loss for the period in which it arises.

Under U.S. GAAP, investment properties are carried at acquisition cost, including borrowing costs. Depreciation is calculated under the straight-line method based on estimated useful lives of the assets.

(b)	Interest capitalized on investment property under construction

Under IFRS, income earned on the temporary investment of actual borrowings is offset against the actual borrowing costs to be capitalized.

Under U.S. GAAP, income earned on the temporary investment of actual borrowings is not generally deducted from the amount of borrowing costs to be capitalized.

(c)	Write-off of prepaid commission expenses

Under U.S. GAAP, the Company recorded costs on commissions paid on store rentals as prepaid expenses, which are amortized over a five-year period taking into account the start and the termination of the lease agreements.

Sonae Sierra Brazil BV SARL and Subsidiaries

Under IFRS, these expenses and costs do not meet the definition of an asset; therefore, were recognized as operating costs when incurred.

(d)	Campo Limpo Empreendimentos e Participações Ltda.

The associate Campo Limpo Empreendimentos e Participações Ltda. also prepares financial statements in accordance with IFRS, and, as such, applies the policies described in items (a) and (b) above related to adjustment of the fair value of investment property. This amount represents the impact of these two adjustments in consolidated net income arising from the equity method valuation.

(e)	Deferred income taxes

The deferred income taxes reconciling item represents the tax effect of all the GAAP adjustments discussed in the reconciliation table above.

(f)	Gain on sales of investment properties

Under IFRS, investment properties are measured initially at their cost, including transaction costs. After initial recognition, investment properties are measured at fair value.

Under U.S. GAAP, investment properties are carried at acquisition cost, including borrowing costs less accumulated depreciation.

Therefore, the GAAP adjustment corresponds to the different results obtained by assets measured at fair value in IFRS and assets measured at cost of acquisition, deducted from accumulated depreciation in U.S. GAAP.

Breakdown of investment property under U.S. GAAP as of December 31, 2013 and 2012

		12/31/13
	%	Cost	Depreciation	Net

Land	—	267,970	—	267,970
Building	2.2	1,787,518	(133,168)	1,654,350
Furniture and fixtures	10	238,568	(53,192)	185,376
Subtotal		2,294,056	(186,360)	2,107,696
Construction in progress	—	6,740	—	6,740
Total		2,300,796	(186,360)	2,114,436

		12/31/12
	%	Cost	Depreciation	Net

Land	—	170,705	—	170,705
Building	2.2	1,013,953	(117,505)	896,448
Furniture and fixtures	10	125,114	(35,249)	89,865
Subtotal		1,309,772	(152,754)	1,157,018
Construction in progress	—	609,026	—	609,026
Total		1,918,798	(152,754)	1,766,044

Sonae Sierra Brazil BV SARL and Subsidiaries

32.	APPROVAL OF THE FINANCIAL STATEMENTS

The financial statements were approved by the Executive Committee and authorized for issue on March 19, 2014.